Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-170406 and
333-170406-01 through 333-170406-12

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
5.625% Senior Notes due 2023	$500,000,000	$64,400

(1)	Calculated pursuant to Rule 457(r) under the Securities Act at the statutory rate of $128.80 per $1,000,000 of securities registered and relating to the Registration Statement on Form S-3ASR (No. 333-170406) filed by L Brands, Inc. on November 5, 2010

Prospectus    Supplement

To Prospectus dated November 5, 2010

L Brands, Inc.

$500,000,000

5.625% Senior Notes due 2023

We are offering $500,000,000 aggregate principal amount of 5.625% Senior Notes due 2023. We will pay interest on the notes on October 15 and April 15 of each year, beginning April 15, 2014. The notes will mature on October 15, 2023.

We may redeem some or all of the notes at any time at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest plus a “make-whole” premium. We may also redeem up to 35% of the notes using the proceeds of certain equity offerings completed before October 15, 2016. If a change of control triggering event as defined in this prospectus supplement under the heading “Description of the Notes—Change of control” occurs, we may be required to offer to purchase the notes from the holders.

The notes will rank equally in right of payment with all our existing and future senior debt and rank senior to all our future subordinated debt, if any. The notes will be guaranteed by certain of our subsidiaries on a senior unsecured basis and will therefore rank senior to any series of our existing and future senior unsecured notes that are not guaranteed by our subsidiaries to the extent of the value of the assets of such subsidiary guarantors. The notes and the guarantees will rank effectively junior to all secured debt of ours and the guarantors to the extent of the value of the assets securing such debt.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement for a discussion of certain risks that you should consider in connection with an investment in the notes.

	Per Note	Total
Public offering price (1)	100.000%	$500,000,000
Underwriting discount	0.750%	$3,750,000
Proceeds, before expenses, to us (1)	99.250%	$496,250,000

(1)	Plus accrued interest from October 16, 2013, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this preliminary prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about October 16, 2013.

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup	J.P. Morgan

Senior Co-Managers

HSBC	Wells Fargo Securities

Co-Managers

KeyBanc Capital Markets	Mitsubishi UFJ Securities	Mizuho Securities
RBS	US Bancorp	The Williams Capital Group, L.P.

October 10, 2013

Prospectus Supplement

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part, the accompanying prospectus dated November 5, 2010, gives more general information, some of which may not apply to this offering.

This prospectus supplement and the information incorporated by reference in this prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement varies in any way from the information in the accompanying prospectus or in a document we have incorporated by reference, you should rely on the information in the more recent document.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or the underwriters or any one of them, to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

In this prospectus supplement, unless otherwise stated or the context otherwise requires, references to “we,” “us,” “our,” “L Brands” and the “Company” refer to L Brands, Inc. and its subsidiaries. If we use a capitalized term in this prospectus supplement and do not define the term in this document, it is defined in the accompanying prospectus.

AVAILABLE INFORMATION

We file reports and other information with the SEC. Such reports and other information filed by us may be inspected and copied at the SEC’s public reference room at 450 Fifth Street, NW, Washington, D.C. 20549. For further information about the public reference room, call 1-800-SEC-0330. The SEC also maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, and such website is located at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus supplement until all of the notes are sold.

The following documents filed with the SEC are incorporated by reference into this prospectus supplement:

(a) Annual Report on Form 10-K for the year ended February 2, 2013;

(b) Quarterly Reports on Form 10-Q for the quarterly periods ended May 4, 2013 and August 3, 2013;

(c) Current Reports on Form 8-K as filed with the SEC on March 22, 2013, May 30, 2013, and August 9, 2013 (with respect to Item 8.01); and

(d) Definitive Proxy Statement on Form 14A filed on April 9, 2013.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

L Brands, Inc.

Three Limited Parkway

P.O. Box 16000

Columbus, Ohio 43216

(614) 415-6400

FORWARD-LOOKING STATEMENTS

Safe harbor statement under the Private Securities Litigation Reform Act of 1995

We caution that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this prospectus supplement, incorporated by reference into this prospectus supplement or made by our company or our management involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and similar expressions may identify forward-looking statements. Risks associated with the following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this prospectus supplement, incorporated by reference into this prospectus supplement or otherwise made by our company or our management:

•

general economic conditions, consumer confidence, consumer spending patterns and market disruptions including severe weather conditions, natural disasters, health hazards, terrorist activities, financial crises, political crises or other major events, or the prospect of these events;

•	the seasonality of our business;

•	the dependence on a high volume of mall traffic and the possible lack of availability of suitable store locations on appropriate terms;

•	our ability to grow through new store openings and existing store remodels and expansions;

•	our ability to successfully expand into global markets and related risks;

•	our relationships with independent licensees and franchisees;

•	our direct channel businesses;

•	our failure to protect our reputation and our brand images;

•	our failure to protect our trade names, trademarks and patents;

•	the highly competitive nature of the retail industry generally and the segments in which we operate particularly;

•	consumer acceptance of our products and our ability to keep up with fashion trends, develop new merchandise and launch new product lines successfully;

•	our ability to source, distribute and sell goods and materials on a global basis, including risks related to:

•	political instability;

•	duties, taxes and other charges;

•	legal and regulatory matters;

•	volatility in currency exchange rates;

•	local business practices and political issues;

•	potential delays or disruptions in shipping and transportation and related pricing impacts;

•	the disruption of production or distribution by labor disputes; and

•	changing expectations regarding product safety due to new legislation;

•	stock price volatility;

•	our failure to maintain our credit rating;

•	our ability to service or refinance our debt;

•	our ability to retain key personnel;

•	our ability to attract, develop and retain qualified employees and manage labor costs;

•	the inability of our manufacturers to deliver products in a timely manner and meet quality standards;

•	fluctuations in product input costs;

•	fluctuations in energy costs;

•	increases in the costs of mailing, paper and printing;

•	claims arising from our self-insurance;

•	our ability to implement and maintain information technology systems and to protect associated data;

•	our failure to comply with regulatory requirements;

•	tax matters; and

•	legal and compliance matters.

We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this prospectus supplement or incorporated by reference into this prospectus supplement to reflect circumstances existing after the date of this prospectus supplement or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Additional information regarding these and other factors can be found under the heading “Risk Factors.”

Market and Industry Data

Market and industry data and forecasts used in this prospectus supplement or incorporated by reference into this prospectus supplement have been obtained from independent industry sources. Although we believe these third-party sources to be reliable, we have not independently verified the data obtained from these sources and we cannot assure you of the accuracy or completeness of the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus supplement or incorporated by reference into this prospectus supplement.

SUMMARY

This summary highlights the information contained elsewhere in this prospectus supplement or incorporated by reference herein. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement and the documents incorporated by reference herein. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements incorporated by reference into this prospectus supplement. Unless otherwise indicated, financial information included or incorporated by reference in this prospectus supplement is presented on an historical basis.

Our Company

Founded in 1963 in Columbus, Ohio, we have evolved from an apparel-based specialty retailer to a segment leader focused on women’s intimate and other apparel, personal care and beauty categories that make customers feel sexy, sophisticated and forever young. We sell our merchandise through company-owned specialty retail stores in the United States (“U.S.”), Canada and the United Kingdom (“U.K.”), which are primarily mall-based, and through websites, catalogue and international franchise, license and wholesale partners. We are committed to building a family of the world’s best fashion retail brands, offering captivating customer experiences that drive long-term loyalty.

Victoria’s Secret, including Victoria’s Secret Pink, is the leading specialty retailer of women’s intimate and other apparel with fashion-inspired collections, prestige fragrances and cosmetics, celebrated supermodels and world-famous runway shows. We sell our Victoria’s Secret products at more than 1,000 Victoria’s Secret stores in the U.S., Canada and U.K., through the Victoria’s Secret catalogue and online at www.VictoriasSecret.com. Additionally, Victoria’s Secret brand products are also sold in stores operated by partners under a franchise or wholesale model throughout the world.

Bath & Body Works is one of the leading specialty retailers of home fragrance and personal care products including shower gels, lotions, soaps and sanitizers. We sell our Bath & Body Works products at more than 1,600 Bath & Body Works stores in the U.S. and Canada and online at www.BathandBodyWorks.com. Additionally, Bath & Body Works brand products are available at franchise locations throughout the world.

La Senza is a specialty retailer of women’s intimate apparel. We sell our La Senza products at more than 150 La Senza stores in Canada and online at www.LaSenza.com. Additionally, La Senza has more than 330 stores throughout the world operating under franchise and licensing arrangements.

Henri Bendel sells upscale accessory products through our New York flagship and 28 other stores, as well as online at www.HenriBendel.com.

Our Strengths

We believe the following competitive strengths contribute to our leading market position, differentiate us from our competitors, and will drive future growth:

Industry leading brands

We believe that our two flagship brands, Victoria’s Secret and Bath & Body Works, are highly recognized and others, including Pink and La Senza, exhibit brand recognition which provides us with a competitive advantage. These brands are aspirational at accessible price points and have a loyal customer base. These brands allow us to target markets across the economic spectrum, across demographics and across the world.

•

At Victoria’s Secret, we market products to the college-age woman with Pink and then transition her into glamorous and sexy product lines, such as Angels, Very Sexy and Body by Victoria. While bras and panties are the core of what we do, these brands also give our customers choices in clothing, accessories, fragrances, personal care, swimwear and athletic attire.

•	Bath & Body Works caters to our customers’ entire well-being, providing shower gels and lotions, aromatherapy, soaps and sanitizers, home fragrance and personal care accessories.

•	In Canada, La Senza is a leader in young women’s intimate apparel. La Senza offerings include bras, panties, sleepwear, loungewear and accessories.

In-store experience and store operations

We view the customer’s in-store experience as an important vehicle for communicating the image of each brand. We utilize visual presentation of merchandise, in-store marketing, music and our sales associates to reinforce the image represented by the brands.

Our in-store marketing is designed to convey the principal elements and personality of each brand. The store design, furniture, fixtures and music are all carefully planned and coordinated to create a unique shopping experience. Every brand displays merchandise uniformly to ensure a consistent store experience, regardless of location. Store managers receive detailed plans designating fixture and merchandise placement to ensure coordinated execution of the company-wide merchandising strategy.

Our sales associates and managers are a central element in creating the atmosphere of the stores by providing a high level of customer service.

Product development, sourcing and logistics

We believe a large part of our success comes from frequent and innovative product launches, which include bra launches at Victoria’s Secret and La Senza and new fragrance launches at Bath & Body Works. Our merchant, design and sourcing teams have a long history of bringing innovative products to our customers. Additionally, we believe that our sourcing function (Mast Global) has a long and deep presence in the key sourcing markets including those in the United States and Asia, which helps us partner with the best manufacturers and get high quality products quickly.

Experienced and committed management team

We were founded in 1963 and have been led since inception by Leslie H. Wexner. Our senior management team has a wealth of retail and business experience at L Brands and other companies such as Neiman Marcus, The Gap, Inc., The Home Depot, Land’s End, Levi Strauss and Yum Brands. We believe that we have one of the most experienced management teams in retail.

Strategy

Our strategy supports our mission to build a family of the world’s best fashion retail brands offering captivating customer experiences that drive long-term loyalty.

To execute our strategy, we are focused on these key strategic imperatives:

•	Grow and maximize profitability of our core brands in current channels and geographies;

•	Extend our core brands into new channels and geographies;

•	Build enabling infrastructure and capabilities;

•	Become the top destination for talent; and

•	Return value to our shareholders.

We have a multi-year goal to increase operating margins for our brands through increased sales productivity, merchandise margin expansion and expense control. With regard to merchandise margin expansion, we actively manage our inventory to minimize the level of promotional activity, and we will continue to work with our merchandise vendors on innovation, quality, speed and cost. Finally, we have and will continue to optimize our marketing expense by concentrating our expenditures on efficient and return-generating programs. In 2012, we made significant progress towards improving our operating income rate.

The following is a discussion of certain of our key strategic imperatives:

Grow and maximize profitability of our core brands in current channels and geographies

Our overriding focus is on the substantial growth opportunity in North America.

The core of Victoria’s Secret is bras and panties. We see clear opportunities for substantial growth in these categories by focusing on product newness and innovation and expanding into under-penetrated market and price segments. In our direct channel, we have the infrastructure in place to support growth well into the future. We believe our direct channel is an important form of brand advertising given the ubiquitous nature of the internet and our large customer file.

The core of Bath & Body Works is its home fragrance and personal care product lines, including shower gels, lotions, soaps and sanitizers which together make up the majority of sales and profits for the business. Additionally, www.BathandBodyWorks.com continues to exhibit significant year-over-year growth.

Extend our core brands into new channels and geographies

We began our international expansion with the acquisition of La Senza at the beginning of 2007. Since 2008, we have opened 77 Bath & Body Works stores, 17 Victoria’s Secret full assortment stores and 10 Victoria’s Secret Pink stores in Canada.

We continue to expand our presence outside of North America. During the twenty-six weeks ended August 3, 2013, we accomplished the following:

•	Victoria’s Secret Beauty and Accessories Stores—Our partners opened 37 additional Victoria’s Secret Beauty and Accessories stores bringing the total to 143.

These stores are focused on Victoria’s Secret branded beauty and accessory products and are operated by partners under a franchise or wholesale model.

•	Bath & Body Works Franchise Stores—Our partner opened 7 Bath & Body Works stores in the Middle East and Eastern Europe bringing the total to 45.

•	La Senza Franchise Stores—Our partners opened 19 additional La Senza stores.

Build enabling infrastructure and capabilities

Over the past five years, we have opened a new Direct to Consumer distribution center, launched new merchandise planning systems, new supply chain management systems, new financial and other support systems and a new point-of-sale system in our stores. We are using these capabilities to be able to productively and quickly react to current market conditions, improve inventory accuracy, turnover and in-stock levels and deliver more targeted assortments at the store level.

Return value to our shareholders

We believe in returning value to our shareholders through a combination of dividends and share repurchase programs. During 2012, we paid $1.449 billion in regular and special dividends and repurchased $625 million of our common stock. In addition, in 2013, we paid $87 million in regular dividends in each of the first and second quarters and repurchased $55 million of our common stock. We use cash flow generated from operating activities, as well as cash flow generated from financing activities, to fund our dividends and share repurchase programs.

Organizational Structure

The following summary organization chart sets forth the basic corporate structure of L Brands, Inc.(1)

(1)	The amounts shown above reflect principal amounts outstanding.
(2)	We intend to use a portion of the net proceeds from the offering of the notes hereby to repay the 5.250% senior unsecured notes due November 2014 at maturity.
(3)	As defined in this prospectus supplement under the heading “Description of Certain Debt.” Our obligations under the Revolving Facility are guaranteed by certain of our subsidiaries and are secured by security interests in certain of our and the guarantors’ tangible and intangible personal property. See “Description of Certain Debt.”

L Brands, Inc. is a holding company and its most significant assets are the stock of its subsidiaries. The guarantors represent (a) substantially all of the sales of the Company’s domestic subsidiaries, (b) more than 90% of the assets owned by the Company’s domestic subsidiaries, other than real property, certain other assets and intercompany investments and balances and (c) more than 95% of the accounts receivable and inventory directly owned by the Company’s domestic subsidiaries.

Our History

L Brands, Inc. was re-incorporated as The Limited, Inc. under the laws of Delaware in 1982 and changed its name to Limited Brands, Inc. in May 2002 and to L Brands, Inc. in March 2013.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled “Description of the Notes.”

Issuer	L Brands, Inc.

Securities offered	$500 million aggregate principal amount of 5.625% senior notes due 2023.

Maturity date	October 15, 2023.

Interest payment date	Interest on the notes will be payable on October 15 and April 15 of each year, beginning on April 15, 2014. Interest will accrue from October 16, 2013.

Guarantees	The notes will be guaranteed on an unsecured senior basis by each of our subsidiaries that guarantee our senior secured revolving facility.

Ranking	The notes will be our senior unsecured obligations and will:

•	rank senior to our future debt that is expressly subordinated in right of payment to the notes;

•	rank equally with all of our existing and future unsecured senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the notes;

•

be effectively subordinated to all of our existing and future secured debt, to the extent of the value of the assets securing such debt (including obligations under our senior secured credit facility), and be structurally subordinated to all obligations of each of our subsidiaries that do not guarantee the notes; and

•

be effectively senior to any series of our existing and future senior unsecured notes that are not guaranteed by our subsidiaries to the extent of the assets of our subsidiaries that guarantee the notes offered hereby.

Similarly, the note guarantees will be senior unsecured obligations of the guarantors and will:

•	rank senior to all of the applicable guarantor’s existing and future debt that is expressly subordinated in right of payment to the guarantee;

•	rank equally with all of the applicable guarantor’s existing and future unsecured senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the notes; and

•

be effectively subordinated to all of the applicable guarantor’s existing and future secured debt (including such guarantor’s guarantee under our senior secured revolving credit facility), to the extent of the value of the assets securing such debt, and be structurally subordinated to all obligations of any subsidiary of a guarantor if that subsidiary is not also a guarantor of the notes.

As of August 3, 2013, after giving effect to the offering of the notes and the use of proceeds as described under “Use of Proceeds,” we would have had (1) $984 million of unutilized capacity under our senior guaranteed revolving credit facility (which reflects a reduction in availability as a result of $16 million of outstanding letters of credit) and (2) approximately $4,975 million of consolidated total indebtedness, of which no indebtedness would have been secured and no indebtedness would have been owed by our subsidiaries which are not guarantors (other than the $70 million of intercompany indebtedness owed to the Company and the guarantors). For more detail regarding our total debt, see “Capitalization.”

L Brands is a holding company and its most significant assets are the stock of its subsidiaries. The guarantors represent (a) substantially all of the sales of the Company’s domestic subsidiaries, (b) more than 90% of the assets owned by the Company’s domestic subsidiaries, other than real property, certain other assets and intercompany investments and balances and (c) more than 95% of the accounts receivable and inventory directly owned by the Company’s domestic subsidiaries.

Optional redemption	We may redeem the notes, in whole or in part, at any time or from time to time, at a price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but not including, the redemption date and a “make-whole” premium, as described under “Description of the Notes—Optional Redemption.”

Additionally, from time to time before October 15, 2016, we may redeem up to 35% of the principal amount of the notes at a redemption price equal to 105.625% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds that we raise in one or more qualified equity offerings, so long as at least 65% of the original aggregate principal amount of the notes remains outstanding afterwards.

Change of control and asset sales	If we experience a “change of control triggering event,” we will be required to make an offer to purchase the notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest to the purchase date. See “Description of the Notes—Change of control.”

Certain covenants	The indenture governing the notes will restrict our ability and the ability of our subsidiaries to, among other things:

•	create certain liens; and

•	merge, consolidate, sell or otherwise dispose of all or substantially all of our assets.

These covenants are subject to important exceptions and qualifications described under the heading “Description of the Notes.”

Use of proceeds	We intend to use the net proceeds of the offering, after deducting underwriting discounts and commission and estimated offering expenses, for repayment of our 5.250% senior unsecured notes due November 2014 at maturity and for general corporate purposes, including repayment of outstanding borrowings under our revolving credit facility to fund seasonal working capital, share repurchases and dividends. See “Use of Proceeds.”

Risk factors	An investment in the notes involves a high degree of risk. Potential investors should carefully consider the risk factors set forth under the heading “Risk Factors” and the other information contained in this prospectus supplement prior to making an investment decision regarding the notes.

Summary Historical Consolidated Financial Data

The following table contains our summary consolidated historical information and other operating data for the three years ended February 2, 2013, January 28, 2012 and January 29, 2011 and for the twenty-six weeks ended August 3, 2013 and July 28, 2012. We have prepared the full year information from audited financial statements for the three years ended February 2, 2013, January 28, 2012 and January 29, 2011. We have prepared the twenty-six weeks information from our unaudited financial statements. In the opinion of our management, our unaudited financial statements were prepared on the same basis as our audited financial statements and contain all adjustments (consisting of normal recurring adjustments) necessary to present fairly the information presented and may not necessarily be indicative of full year results. This information is only a summary. You should read it in conjunction with our historical consolidated financial statements and related notes incorporated by reference into this prospectus supplement.

	Fiscal Year Ended			Twenty-six Weeks Ended
	January 29, 2011	January 28, 2012	February 2, 2013	July 28, 2012	August 3, 2013
	(in millions)
Income statement data:
Net sales	$9,613	$10,364	$10,459	$4,553	$4,784
Costs of goods sold, buying and occupancy	(5,982)	(6,307)	(6,073)	(2,709)	(2,854)

Gross profit	3,631	4,057	4,386	1,844	1,930
General, administrative and store operating expenses	(2,341)	(2,698)	(2,720)	(1,246)	(1,261)
Impairment of goodwill and other intangible assets	(6)	(232)	(93)	0	0
Gain on divestiture of third-party apparel sourcing business	0	111	0	0	0

Operating income(1)	1,284	1,238	1,573	598	669
Interest expense	(208)	(246)	(316)	(157)	(156)
Other income	175	235	24	1	4

Income before income taxes	1,251	1,227	1,281	442	517
Provision for income taxes	446	377	528	174	196

Net income(2)	805	850	753	268	321

(1)	Operating income includes the effect of the following items:

(i)	In the fiscal year ended February 2, 2013, a $93 million impairment charge related to goodwill and other intangible assets for our La Senza business; a $27 million impairment charge related to long-lived stores assets for our Henri Bendel business; and $14 million of expense associated with the store closure initiative at La Senza.

(ii)	In the fiscal year ended January 28, 2012, a $232 million impairment charge related to goodwill and other intangible assets for our La Senza business; a $111 million gain related to the divestiture of 51% of our third-party apparel sourcing business; $163 million of expense related to the charitable contribution of our remaining shares of Express, Inc. to The Limited Brands Foundation; and $24 million of restructuring expenses at La Senza.

(iii)	In the twenty-six week period ended July 28, 2012, $4 million of expense associated with the store closure initiative at La Senza.

(2)	In addition to the items previously discussed in (1), net income includes the effect of the following items:

(i)	In the fiscal year ended February 2, 2013, a $13 million gain related to $13 million in cash distributions from certain of our investments in Easton, a 1,300 acre planned community in Columbus, Ohio that integrates office, hotel, retail, residential and recreational space.

(ii)	In the fiscal year ended January 28, 2012, a $147 million gain related to the charitable contribution of our remaining shares of Express, Inc. to The Limited Brands Foundation; an $86 million gain related to the sale of Express, Inc. common stock; and $56 million of favorable income tax benefits related to certain discrete tax matters.

(iii)	In the fiscal year ended January 29, 2011, a $52 million gain related to the initial public offering of Express including the sale of a portion of our shares; a $49 million pre-tax gain related to a $57 million cash distribution from Express; a $45 million pre-tax gain related to the sale of Express stock; a $25 million pre-tax loss associated with the early retirement of portions of our 2012 and 2014 notes; a $20 million pre-tax gain associated with the sale of our remaining 25% ownership interest in Limited Stores; and a $7 million pre-tax gain related to a dividend payment from Express.

For additional information on items impacting the fiscal years ended February 2, 2013, January 28, 2012 and January 29, 2011, see the Notes to the Consolidated Financial Statements included in Item 8, Financial Statements and Supplementary Data, of our Annual Report incorporated herein by reference.

	As of
	January 29, 2011	January 28, 2012	February 2, 2013	July 28, 2012	August 3, 2013
	(in millions)
Balance sheet data:
Cash and cash equivalents	$1,130	$935	$773	$1,193	$551
Total assets	6,451	6,108	6,019	6,589	6,072
Total debt	2,507	3,539	4,477	4,537	4,475
Total equity (deficit)	1,476	137	(1,015)	(245)	(861)

	Fiscal Year Ended			Twenty-Six Weeks Ended
	January 29, 2011	January 28, 2012	February 2, 2013	July 28, 2012	August 3, 2013
	(dollars in millions)
Other Data:
EBITDA(1)	$1,643	$1,594	$1,927	$772	$852
Capital expenditures	$274	$426	$588	$329	$383
Ratio of earnings to fixed charges(2)	4.8x	4.5x	4.1x	3.1x	3.4x
Net cash (used for) provided by
Operating activities	$1,284	$1,266	$1,351	$205	$354
Investing activities	$(106)	$(226)	$(531)	$(318)	$(381)
Financing activities	$(1,857)	$(1,237)	$(982)	$371	$(194)
Ratio of total debt to EBITDA(1)	1.5	2.2	2.3
Ratio of EBITDA to cash interest(1)	7.9	7.1	7.0	6.3	5.7

(1)	EBITDA is defined as operating income plus depreciation and amortization. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, it is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation may not be comparable to other similarly titled measures of other companies.

(2)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges.

Fifty-Two Weeks Ended
August 3, 2013
(dollars in millions)
As Adjusted Trailing Fifty-Two Weeks Data(1):
EBITDA	$2,007
Total debt (at period end)	4,975
Ratio of total debt to EBITDA	2.48

(1)	Gives effect to this offering.

Reconciliation of Operating Income to EBITDA

	Fiscal Year Ended			Twenty-Six Weeks Ended
	January 29, 2011	January 28, 2012	February 2, 2013	July 28, 2012	August 3, 2013
	(in millions)
Operating income	$1,284	$1,238	$1,573	$598	$669
Depreciation and amortization	359	356	354	174	183

EBITDA	$1,643	$1,594	$1,927	$772	$852

Stores and Associates at End of Period

	Fiscal Year Ended			Twenty-Six Weeks Ended
	January 29, 2011	January 28, 2012	February 2, 2013	July 28, 2012	August 3, 2013
Number of stores(1)	2,968	2,941	2,876	2,906	2,892
Selling square feet (in thousands)(1)	10,974	10,934	10,849	10,835	10,913
Number of associates	96,500	97,000	99,400

(1)	Number of stores and selling square feet excludes independently owned La Senza, Bath & Body Works and Victoria’s Secret stores operated by licensees and franchisees.

RISK FACTORS

In deciding whether to purchase the notes, you should carefully consider the risks described below, which could cause our operating results and financial condition to be materially adversely affected, as well as other information and data included in or incorporated by reference into this prospectus supplement.

Risks relating to the notes

Our substantial level of indebtedness could materially adversely affect our ability to fulfill our obligations under the notes, our ability to react to changes in our business and our ability to incur additional debt to fund future needs.

We have a substantial amount of debt. As of August 3, 2013, after giving effect to this offering and the use of proceeds as described under “Use of Proceeds,” we would have had $984 million of unutilized capacity under our senior guaranteed revolving credit (which reflects a reduction in availability as a result of $16 million of outstanding letters of credit) and total debt of $4,975 million. As of the date of this prospectus supplement, we had $90 million outstanding borrowings under the revolving credit facility, and we intend to use a portion of the net proceeds of this offering to repay such amount. For more detail regarding our total debt, see “Capitalization.”

Our substantial debt could have important consequences for our noteholders. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for working capital, capital expenditures, acquisitions, research and development and other purposes;

•	increase our vulnerability to adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	limit our noteholders’ rights to receive payments under the notes if secured creditors have not been paid;

•	limit our ability to borrow additional funds, or to secure assets to raise funds, if needed, for working capital, capital expenditures, acquisitions, research and development and other purposes; and

•

prevent us from raising the funds necessary to repurchase all notes tendered to us upon the occurrence of certain changes of control, which would constitute a default under the indenture governing the notes.

Restrictions imposed by our senior secured revolving credit facility, our existing indentures and the indenture governing the notes may limit our ability to operate our business and to finance our future operations or capital needs or to engage in other business activities.

Claims of noteholders will be structurally subordinate to claims of creditors of our non-guarantor subsidiaries.

As of the issue date, the notes will not be guaranteed by any of our subsidiaries who do not guarantee our senior secured revolving facility. Claims of holders of the notes will be structurally subordinated to all of the liabilities of our subsidiaries that do not guarantee the notes. (As of August 3, 2013, after giving effect to this offering and the use of proceeds as described under “Use of Proceeds,” our subsidiaries that are not guarantors would have had no indebtedness (excluding $70 million of intercompany indebtedness owed to the Company and the guarantors)). In the event of a bankruptcy, liquidation or dissolution of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us. However, under some circumstances, the terms of the notes will permit our non-guarantor subsidiaries to incur additional specified indebtedness.

We and our subsidiaries may be able to incur substantially more debt, including secured debt.

Subject to the restrictions in our senior secured revolving facility, the indentures governing the notes and our other outstanding indebtedness, we and our subsidiaries may incur significant additional debt, including secured debt, that would be effectively senior to the notes to the extent of the value of the assets securing such debt. Although the terms of these facilities and the indentures governing the notes and our other outstanding indebtedness contain restrictions on the incurrence of additional debt, including secured debt, these restrictions are subject to a number of important exceptions, and debt incurred in compliance with these restrictions could be substantial. If we and our restricted subsidiaries incur significant additional debt, the related risks that we face could intensify. As of August 3, 2013, under the terms of our senior secured revolving credit facility, revolving loans available for borrowing were $984 million (which reflects a reduction in availability as a result of $16 million of outstanding letters of credit).

We may not be able to finance a change of control offer required by the indenture.

Upon a change of control triggering event, as defined under the indenture governing the notes, you will have the right to require us to offer to purchase all of the notes then outstanding at a price equal to 101% of the principal amount of the notes, plus accrued interest. In order to obtain sufficient funds to pay the purchase price of the outstanding notes, we expect that we would have to refinance the notes. We cannot assure you that we would be able to refinance the notes on reasonable terms, if at all. Our failure to offer to purchase all outstanding notes or to purchase all validly tendered notes would be an event of default under the indenture. Such an event of default may cause the acceleration of our other debt. Our future debt also may contain restrictions on repayment requirements with respect to specified events or transactions that constitute a change of control under the indenture.

Federal and state statutes allow courts, under specific circumstances, to void the guarantees of the notes by our subsidiaries and require the holders of the notes to return payments received from the subsidiary guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the subsidiary guarantees could be voided, or claims in respect of the subsidiary guarantees could be subordinated to all other debts of a subsidiary guarantor if, either, the subsidiary guarantee was incurred with the intent to hinder, delay or defraud any present or future creditors of the subsidiary guarantor or the subsidiary guarantors, at the time it incurred the indebtedness evidenced by its subsidiary guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness and the subsidiary guarantor either:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which such subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

If a subsidiary guarantee is voided, you will be unable to rely on the applicable subsidiary guarantor to satisfy your claim in the event that we fail to make one or more required payments due on the notes. In addition, any payment by such subsidiary guarantor pursuant to its subsidiary guarantee could be voided and required to be returned to such subsidiary guarantor, or to a fund for the benefit of creditors of such subsidiary guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our or the subsidiary guarantors’ conclusions in this regard.

Risks relating to our business and operations

Our net sales, profit results and cash flow are sensitive to, and may be adversely affected by, general economic conditions, consumer confidence, spending patterns and market disruptions.

Our net sales, profit, cash flows and future growth may be adversely affected by negative local, regional, national or international political or economic trends or developments that reduce the consumers’ ability or willingness to spend, including the effects of national and international security concerns such as war, terrorism or the threat thereof. In addition, market disruptions due to severe weather conditions, natural disasters, health hazards or other major events or the prospect of these events could also impact consumer spending and confidence levels. In particular, our operating results are impacted by factors in the U.S., Canadian and U.K. economies. Purchases of women’s intimate and other apparel, beauty and personal care products and accessories often decline during periods when economic or market conditions are unsettled or weak. In such circumstances, we may increase the number of promotional sales, which could have a material adverse effect on our results of operations, financial condition and cash flows.

Our net sales, operating income, cash and inventory levels fluctuate on a seasonal basis.

We experience major seasonal fluctuations in our net sales and operating income, with a significant portion of our operating income typically realized during the fourth quarter holiday season. Any decrease in sales or margins during this period could have a material adverse effect on our results of operations, financial condition and cash flows.

Seasonal fluctuations also affect our cash and inventory levels, since we usually order merchandise in advance of peak selling periods and sometimes before new fashion trends are confirmed by customer purchases. We must carry a significant amount of inventory, especially before the holiday season selling period. If we are not successful in selling inventory, we may have to sell the inventory at significantly reduced prices or may not be able to sell the inventory at all, which could have a material adverse effect on our results of operations, financial condition and cash flows.

Our net sales depend on a volume of traffic to our stores and the availability of suitable lease space.

Most of our stores are located in retail shopping areas including malls and other types of retail centers. Sales at these stores are derived, in part, from the volume of traffic in those retail areas. Our stores benefit from the ability of the retail center and other attractions in an area, including “destination” retail stores, to generate consumer traffic in the vicinity of our stores. Sales volume and retail traffic may be adversely affected by economic downturns in a particular area, competition from other retail and non-retail attractions and other retail areas where we do not have stores.

Part of our future growth is significantly dependent on our ability to operate stores in desirable locations with capital investment and lease costs providing the opportunity to earn a reasonable return. We cannot be sure as to when or whether such desirable locations will become available at reasonable costs.

These risks could have a material adverse effect on our results of operations, financial condition and cash flows.

Our ability to grow depends in part on new store openings and existing store remodels and expansions.

Our continued growth and success will depend in part on our ability to open and operate new stores and expand and remodel existing stores on a timely and profitable basis. Accomplishing our new and existing store expansion goals will depend upon a number of factors, including the ability to partner with developers and landlords to obtain suitable sites for new and expanded stores at acceptable costs, the hiring and training of qualified personnel, particularly at the store management level, and the integration of new stores into existing operations. There can be no assurance we will be able to achieve our store expansion goals, manage our growth effectively, successfully integrate the planned new stores into our operations or operate our new, remodeled and expanded stores profitably. These risks could have a material adverse effect on our results of operations, financial condition and cash flows.

Our plans for international expansion include risks that could adversely impact our results and reputation.

We intend to further expand into international markets through license and franchise agreements and/or company-owned stores. The risks associated with our expansion into international markets include difficulties in attracting customers due to a lack of customer familiarity with our brands, our lack of familiarity with local customer preferences and seasonal differences in the market. Further, entry into other markets may bring us into competition with new competitors or with existing competitors with an established market presence. Other risks include general economic conditions in specific countries or markets, disruptions or delays in shipments, changes in diplomatic and trade relationships, political instability and foreign governmental regulation.

We also have risks related to identifying suitable partners as licensees, franchisees or in a similar capacity. In addition, certain aspects of these arrangements are not directly within our control, such as the ability of these third parties to meet their projections regarding store openings and sales. We cannot ensure the profitability or success of our expansion into international markets.

In addition, our results of operations and financial condition may be adversely affected by fluctuations in currency exchange rates. More specifically, an increase in the value of the U.S. dollar relative to other currencies could have an adverse effect on our earnings and our financial condition.

These risks could have a material adverse effect on our results of operations, financial condition and cash flows.

Our licensees and franchisees could take actions that could harm our business or brand images.

We have global representation through independently owned stores operated by licensees and franchisees (“partners”). Although we have criteria to evaluate and select prospective partners, the level of control we can exercise over our partners is limited and the quality and success of their operations may be diminished by any number of factors beyond our control. Our partners may not have the business acumen or financial resources necessary to successfully operate stores in a manner consistent with our standards and may not hire and train qualified store managers and other personnel. Our brand image and reputation may suffer materially and our sales could decline if our partners do not operate successfully. These risks could have an adverse effect on our results of operations, financial condition and cash flows.

Our direct channel businesses include risks that could have an adverse effect on our results.

Our direct operations are subject to numerous risks that could have a material adverse effect on our results. Risks include, but are not limited to, the (a) diversion of sales from our stores, which may impact comparable store sales figures, (b) difficulty in recreating the in-store experience through our direct channels, (c) domestic or international resellers purchasing merchandise and reselling it overseas outside our control, (d) the failure of and risks related to the systems that operate the websites and their related support systems, including computer viruses, theft of customer information, privacy concerns, telecommunication failures and electronic break-ins and similar disruptions, and (e) risks related to the fulfillment of direct-to-consumer orders. Any of these events could have a material adverse effect on our results of operations, financial condition and cash flows.

Our failure to protect our reputation could have a material adverse effect on our brand images.

Our ability to maintain our reputation is critical to our brand images. Our reputation could be jeopardized if we fail to maintain high standards for merchandise quality and integrity. Any negative publicity about these types of concerns may reduce demand for our merchandise. Failure to comply with ethical, social, product, labor and environmental standards, or related political considerations, could also jeopardize our reputation and potentially lead to various adverse consumer actions, including boycotts. Failure to comply with local laws and regulations, to maintain an effective system of internal controls or to provide accurate and timely financial statement information could also hurt our reputation. Damage to our reputation or loss of consumer confidence for any of these or other reasons could have a material adverse effect on our results of operations, financial condition and cash flows, as well as require additional resources to rebuild our reputation.

Our failure to adequately protect our trade names, trademarks and patents could have a negative impact on our brand images and limit our ability to penetrate new markets.

We believe that our trade names, trademarks and patents are important assets and an essential element of our strategy. We have obtained or applied for federal registration of these trade names, trademarks and patents and have applied for or obtained registrations in many foreign countries. There can be no assurance that we will obtain such registrations or that the registrations we obtain will prevent the imitation of our products or infringement of our intellectual property rights by others. If any third-party copies our products in a manner that projects lesser quality or carries a negative connotation, it could have a material adverse effect on our brand image and reputation as well as our results of operations, financial condition and cash flows.

Our inability to compete favorably in our highly competitive segment of the retail industry could negatively impact our results.

The sale of women’s intimate and other apparel, personal care products and accessories is highly competitive. We compete for sales with a broad range of other retailers, including individual and chain specialty stores, department stores and discount retailers. In addition to the traditional store-based retailers, we also compete with direct marketers or retailers that sell similar lines of merchandise and who target customers through direct response channels. Brand image, marketing, design, price, service, quality, image presentation and fulfillment are all competitive factors in both the store-based and direct response channels.

Some of our competitors may have greater financial, marketing and other resources available. In many cases, our competitors sell their products in stores that are located in the same shopping malls as our stores. In addition to competing for sales, we compete for favorable site locations and lease terms in shopping malls.

Increased competition could result in price reductions, increased marketing expenditures and loss of market share, any of which could have a material adverse effect on our results of operations, financial condition and cash flows.

Our inability to remain current with fashion trends and launch new product lines successfully could negatively impact the image and relevance of our brands.

Our success depends in part on management’s ability to effectively anticipate and respond to changing fashion preferences and consumer demands and to translate market trends into appropriate, saleable product offerings in advance of the actual time of sale to the customer. Customer demands and fashion trends change rapidly. If we are unable to successfully anticipate, identify or react to changing styles or trends or we misjudge the market for our products or any new product lines, our sales will be lower, potentially resulting in significant amounts of unsold finished goods inventory. In response, we may be forced to increase our marketing promotions or price markdowns. These risks could have a material adverse effect on our brand image and reputation as well as our results of operations, financial condition and cash flows.

We may be adversely impacted by our inability to adequately source, distribute and sell merchandise and other materials on a global basis.

We source merchandise and other materials directly in international markets and in our domestic market. We distribute merchandise and other materials globally to our partners in international locations and to our stores. Many of our imports and exports are subject to a variety of customs regulations and international trade arrangements, including existing or potential duties, tariffs or safeguard quotas. We compete with other companies for production facilities.

We also face a variety of other risks generally associated with doing business on a global basis, such as:

•	political instability;

•	imposition of duties, taxes and other charges on imports;

•	legal and regulatory matters;

•	volatility in currency exchange rates;

•

local business practice and political issues (including issues relating to compliance with domestic or international labor standards) which may result in adverse publicity or threatened or actual adverse consumer actions, including boycotts;

•	potential delays or disruptions in shipping and related pricing impacts;

•	disruption of production or distribution due to labor disputes; and

•	changing expectations regarding product safety due to new legislation.

New initiatives may be proposed impacting the trading status of certain countries and may include retaliatory duties or other trade sanctions which, if enacted, could impact our trading relationships with vendors or other parties in such countries.

In addition, significant health hazards, environmental hazards or natural disasters may occur which could have a negative effect on the economies, financial markets and business activity of international markets.

Our future performance will depend upon these and the other factors listed above which are beyond our control and could have a material adverse effect on our results of operations, financial condition and cash flows.

Our stock price may be volatile.

Our stock price may fluctuate substantially as a result of quarter to quarter variations in our actual or projected performance or the financial performance of other companies in the retail industry. In addition, the stock market has experienced price and volume fluctuations that have affected the market price of many retail and other stocks and that have often been unrelated or disproportionate to the operating performance of these companies.

Our failure to maintain our credit rating could negatively affect our ability to access capital and could increase our interest expense.

The credit ratings agencies periodically review our capital structure and the quality and stability of our earnings. A deterioration in our capital structure or the quality and stability of our earnings could result in a downgrade of our credit rating. Any negative ratings actions could constrain the capital available to our company or our industry and could limit our access to funding for our operations. We are dependent upon our ability to access capital at rates and on terms we determine to be attractive. If our ability to access capital becomes constrained, our interest costs will likely increase, which could have a material adverse effect on our results of operations, financial condition and cash flows. Additionally, changes to our credit rating could affect our interest costs.

We may be unable to service or refinance our debt.

Some of our debt agreements contain covenants which require maintenance of certain financial ratios and also, under certain conditions, restrict our ability to pay dividends, repurchase common shares and make other restricted payments as defined in those agreements. Our cash flow from operations provides the primary source of funds for our debt service payments. If our cash flow from operations declines, we may be unable to service or refinance our current debt.

We may be unable to retain key personnel.

We believe we have benefited substantially from the leadership and experience of our senior executives, including Leslie H. Wexner (Chairman of the Board of Directors and Chief Executive Officer). The loss of the services of any of these individuals could have a material adverse effect on our business and prospects. Competition for key personnel in the retail industry is intense and our future success will also depend on our ability to recruit, train and retain other qualified key personnel.

We may be unable to attract, develop and retain qualified employees and manage labor costs.

We believe our competitive advantage is providing a positive, engaging and satisfying experience for each individual customer, which requires us to have highly trained and engaged employees. Our success depends in part upon our ability to attract, develop and retain a sufficient number of qualified employees, including store personnel and talented merchants. The turnover rate in the retail industry is generally high and qualified individuals of the requisite caliber and number needed to fill these positions may be in short supply in some areas. Competition for such qualified individuals or changes in labor and healthcare laws could require us to incur higher labor costs. Our inability to recruit a sufficient number of qualified individuals in the future may delay planned openings of new stores or affect the speed with which we expand. Delayed store openings, significant increases in employee turnover rates or significant increases in labor costs could have a material adverse effect on our results of operations, financial condition and cash flows.

Our manufacturers may not be able to manufacture and deliver products in a timely manner and meet quality standards.

We purchase products through contract manufacturers and importers and directly from third-party manufacturers. Factors outside our control, such as manufacturing or shipping delays or quality problems, could disrupt merchandise deliveries and result in lost sales, cancellation charges or excessive markdowns. In addition, quality problems could result in a product liability judgment or a widespread product recall that may negatively impact our sales and profitability for a period of time depending on product availability, competition reaction and consumer attitudes. Even if the product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertions could adversely impact our reputation with existing and potential customers and our brand image. These risks could have a material adverse effect on our results of operations, financial condition and cash flows.

Our results may be adversely affected by fluctuations in product input costs.

Product input costs, including manufacturing labor and raw materials, fluctuate. These fluctuations may result in an increase in our production costs. We may not be able to, or may elect not to, pass these increases on to our customers which may adversely impact our profit margins. These risks could have a material adverse effect on our results of operations, financial condition and cash flows.

Our results may be adversely affected by fluctuations in energy costs.

Energy costs have fluctuated dramatically in the past. These fluctuations may result in an increase in our transportation costs for distribution, utility costs for our retail stores and costs to purchase products from our manufacturers. A continual rise in energy costs could adversely affect consumer spending and demand for our products and increase our operating costs, both of which could have a material adverse effect on our results of operations, financial condition and cash flows.

We may be adversely impacted by increases in costs of mailing, paper and printing.

Postal rate increases and paper and printing costs will affect the cost of our order fulfillment and catalogue and promotional mailings. We rely on discounts from the basic postal rate structure, such as discounts for bulk mailings and sorting. Future paper and postal rate increases could adversely impact our earnings if we are unable to recover these costs or if we are unable to implement more efficient printing, mailing, delivery and order fulfillment systems. These risks could have a material adverse effect on our results of operations, financial condition and cash flows.

We self-insure certain risks and may be adversely impacted by unfavorable claims experience.

We are self-insured for various types of insurable risks including associate medical benefits, workers’ compensation, property, general liability and automobile up to certain stop-loss limits. Claims are difficult to predict and may be volatile. Any adverse claims experience could have a material adverse effect on our results of operations, financial condition and cash flows.

We significantly rely on our ability to implement and sustain information technology systems and to protect associated data.

Our success depends, in part, on the secure and uninterrupted performance of our information technology systems. Our information technology systems, as well as those of our service providers, are vulnerable to damage from a variety of sources, including telecommunication failures, malicious human acts and natural disasters. Moreover, despite network security measures, some of our servers and those of our service providers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Additionally, these types of problems could result in a breach of confidential customer, merchandise, financial or other important information which could result in damage to our reputation and/or litigation. Despite the precautions we have taken, unanticipated problems may nevertheless cause failures in our information technology systems. Sustained or repeated system failures that interrupt our ability to process orders and deliver products to the stores or impact our customers’ ability to access our websites in a timely manner or expose confidential customer, merchandise, financial or other important information could have a material adverse effect on our results of operations, financial condition and cash flows.

In addition, we will make modifications and upgrades to the information technology systems for point-of-sale, e-commerce, merchandising, planning, sourcing, logistics, inventory management and support systems including human resources and finance. Modifications involve replacing legacy systems with successor systems, making changes to legacy systems or acquiring new systems with new functionality. We are aware of inherent risks associated with replacing these systems, including accurately capturing data and system disruptions. Information technology system disruptions, if not anticipated and appropriately mitigated, could have a material adverse effect on our operations.

We may fail to comply with regulatory requirements.

We are subject to numerous regulatory requirements. Our policies, procedures and internal controls are designed to comply with all applicable foreign and domestic laws and regulations, including those required by the Sarbanes-Oxley Act of 2002, the Foreign Corrupt Practices Act, the SEC and the New York Stock Exchange (the “NYSE”). Failure to comply with such laws and regulations could have an adverse effect on our reputation, market price of our common stock, results of operations, financial condition and cash flows.

We may be adversely impacted by changes in taxation requirements.

We are subject to income tax in local, national and international jurisdictions. In addition, our products are subject to import and excise duties and/or sales or value-added taxes in many jurisdictions. Fluctuations in tax rates and duties and changes in tax legislation or regulation could have a material adverse effect on our results of operations, financial condition and cash flows.

We may be adversely impacted by certain compliance or legal matters.

We along with our third-party business partners are subject to complex compliance and litigation risks. Actions filed against our Company from time to time include commercial, tort, intellectual property, customer, employment, data privacy, securities, anti-corruption and other claims, including purported class action lawsuits. Difficulty can exist in complying with sometimes conflicting regulations in local, national or foreign jurisdictions as well as new or changing regulations that affect how we operate. In addition, we may be impacted by litigation trends, including class action lawsuits involving consumers and shareholders that could have a material adverse effect on our reputation, market price of our common stock, results of operations, financial condition and cash flows.

USE OF PROCEEDS

Our proceeds from the sale of notes are estimated to be $495 million after the deduction of underwriting discounts and commission and expenses of the offering. We intend to use the net proceeds of the offering, after deducting underwriting discounts and commission and estimated offering expenses, for repayment of our 5.250% senior unsecured notes due November 2014 at maturity and for general corporate purposes, including repayment of outstanding borrowings under our revolving credit facility to fund seasonal working capital, share repurchases and dividends.

RATIOS OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratios of earnings to fixed charges for the periods indicated.

For the Fiscal Years Ended					For the Twenty-Six Weeks Ended
January 31, 2009	January 30, 2010	January 29, 2011	January 28, 2012	February 2, 2013	August 3, 2013
2.8	2.8	4.8	4.5	4.1	3.4

For the purpose of calculating the ratios of earnings to fixed charges, we calculate earnings by adding fixed charges and distributions from equity method investees, net of income or losses from equity method investees, to pre-tax income from continuing operations before noncontrolling interests in consolidated subsidiaries and cumulative effect of changes in accounting principle. Fixed charges include total interest and a portion of rent expense, which we believe is representative of the interest factor of our rent expense. Interest associated with income tax liabilities is excluded from our calculation.

Pre-tax income includes the effect of the following special items:

In the fiscal year ended February 2, 2013, a $93 million impairment charge related to goodwill and other intangible assets for our La Senza business; a $27 million impairment charge related to long-lived stores assets for our Henri Bendel business; $14 million of expense associated with the store closure initiative at La Senza; and a $13 million gain related to $13 million in cash distributions from certain of our investments in Easton, a 1,300 acre planned community in Columbus, Ohio that integrates office, hotel, retail, residential and recreational space.

In the fiscal year ended January 28, 2012, a $232 million impairment charge related to goodwill and other intangible assets for our La Senza business; a $111 million gain related to the divestiture of 51% of our third-party apparel sourcing business; $163 million of expense related to the charitable contribution of our remaining shares of Express, Inc. to The Limited Brands Foundation; $24 million of restructuring expenses at La Senza; a $147 million gain related to the charitable contribution of our remaining shares of Express, Inc. to the Limited Brands Foundation; and a $86 million gain related to the sale of Express, Inc. common stock.

In the fiscal year ended January 29, 2011, a $52 million gain related to the initial public offering of Express including the sale of a portion of our shares; a $49 million gain related to a $57 million cash distribution from Express; a $45 million gain related to the sale of Express stock; a $25 million loss associated with the early retirement of portions of our 2012 and 2014 notes; a $20 million gain associated with the sale of our remaining 25% ownership interest in Limited Stores; and a $7 million gain related to a dividend payment from Express.

In the fiscal year ended January 30, 2010, a $9 million gain, $14 million net of related tax benefits, associated with the reversal of an accrued contractual liability as a result of the divestiture of a joint venture.

In the fiscal year ended January 31, 2009, a $215 million impairment charge related to goodwill and other intangible assets for our La Senza business; a $128 million gain related to the divestiture of a personal care joint venture; $23 million of expense related to restructuring activities; a $19 million impairment charge related to a joint venture; and a $13 million gain related to a cash distribution from Express.

CAPITALIZATION

The following table sets forth our capitalization at August 3, 2013 on an actual basis, and on an adjusted basis after giving effect to the offering of the notes and the use of proceeds. You should read this table in conjunction with the information under the headings “Use of Proceeds” and “Summary Historical Consolidated Financial Data” and our consolidated financial statements, including the notes thereto, which are incorporated by reference into this prospectus supplement.

	As of August 3, 2013
	Actual	As adjusted
	(in millions)
Cash and cash equivalents	$551	$1,046	(1)

Revolving credit facility(2)	—	—

Total senior secured debt	$—	$—
8.500% senior notes due 2019	491	491
7.000% senior notes due 2020	400	400
6.625% senior notes due 2021	1,000	1,000
5.625% senior notes due 2022	1,000	1,000
5.625% senior notes due 2023 offered hereby	—	500

Total guaranteed debt(3)	$2,891	$3,391
5.250% senior notes due 2014(4)	216	216
6.900% senior notes due 2017	719	719
6.950% senior notes due 2033	350	350
7.600% senior notes due 2037	299	299

Total debt	$4,475	$4,975

Total L Brands, Inc. shareholders’ equity	(861)	(861)

Total capitalization	$3,614	$4,114

(1)	Reflects an adjustment after estimated fees and expenses related to the offering of notes.

(2)	The aggregate amount of loan commitments under our senior secured revolving credit facility is $1 billion. As of August 3, 2013, there were no outstanding borrowings and $16 million in outstanding letters of credit. As of the date of this prospectus supplement, we had $90 million outstanding borrowings under the revolving credit facility, and we intend to use a portion of the net proceeds of this offering to repay such amount.

(3)	Reflects the total amount of indebtedness of L Brands, Inc. guaranteed by the subsidiary guarantors of the notes.

(4)	We intend to use a portion of the net proceeds from the offering of the notes hereby to repay the 5.250% senior notes due November 2014 upon maturity.

DESCRIPTION OF CERTAIN DEBT

The following descriptions are summaries of various material terms of certain indebtedness. They may not contain all the information that may be important to you. The following summaries are qualified in their entirety by reference to the relevant agreements and indentures to which each summary relates, copies of which are available upon request. Capitalized terms used but not defined in this section shall have the meanings set forth in the amended and restated revolving credit agreement dated as of July 15, 2011 (as amended and restated through the date hereof, the “Credit Agreement”) among the Company, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the lenders party thereto.

Credit Facility

We currently have a $1 billion secured revolving credit facility under our Credit Agreement (the “Revolving Facility”), which terminates on July 15, 2016.

The Revolving Facility supports letter of credit programs. Fees and interest rates payable under the Revolving Facility are based on our long-term credit ratings and, as of August 3, 2013, are 0.325% per annum of the committed and unutilized amounts and 1.75% per annum on outstanding letters of credit. As of August 3, 2013, there were no borrowings outstanding under the Revolving Facility. We had $16 million of outstanding letters of credit as of August 3, 2013, which correspondingly reduced our availability under the Revolving Facility.

Our obligations under the Credit Agreement (as well as any obligation of L Brands and any Guarantor (as defined below) in respect of hedging arrangements, cash management arrangements, open account agreements (subject to a cap) and certain separate letters of credit (subject to a cap), in each case with lenders or their affiliates) (collectively, “Obligations”) are guaranteed (the “Guarantees”) by L Brands’ existing and future domestic subsidiaries that are Material Subsidiaries (the “Guarantors”). The Obligations are secured by security interests in existing and future tangible and intangible personal property of L Brands and the Guarantors, except to the extent prohibited by L Brands’ existing indentures and subject to additional exceptions for certain specified types of property and in certain specified circumstances. The Guarantees and security interests shall be released if L Brands’ issuer credit rating (by S&P) and corporate family rating (by Moody’s) is BBB- and Baa3 or better (if rated by both S&P and Moody’s) or BBB- or Baa3 or better (if rated by one credit rating agency only) and no Default shall have occurred and be continuing or would result from such release. The Guarantees and security interests are subject to reinstatement if L Brands’ issuer credit rating (by S&P) and corporate family rating (by Moody’s) is worse than BB+ or Ba1 (if rated by both S&P and Moody’s) or BB+ or Ba1 (if rated by one credit rating agency). The Guarantee and security interest of a Guarantor may also be released where such Guarantor ceases to be a consolidated subsidiary of the Company pursuant to a transaction permitted under the Credit Agreement.

The Credit Agreement contains various covenants including those that require L Brands to maintain certain specified fixed charge coverage and leverage ratios and prohibit certain types of liens on property or assets. We are required to maintain the fixed charge coverage ratio at 1.75. The leverage ratio, which is debt compared to Consolidated EBITDA, as those terms are defined in the agreement, must not exceed 4.00. The Credit Agreement includes covenants that (a) limit L Brands and the Guarantors’ new investments in, and new guarantees of indebtedness for the benefit of, non-Guarantor subsidiaries, subject to limited exceptions, to $100 million (which investment covenant shall not apply if L Brands’ issuer credit rating (by S&P) and corporate family rating (by Moody’s) is BBB- and Baa3 or better (if rated by both S&P and Moody’s) or BBB- or Baa3 or better (if rated by only one credit rating agency), (b) restrict, with certain exceptions, entering additional agreements or instruments that impose restrictions on the granting of liens by L Brands or a domestic subsidiary to secure, or the ability of any domestic subsidiary to guarantee, the Obligations (or obligations under any facility that refinances or replaces the Amendments), (c) limit Restricted Payments to distributions by wholly-owned consolidated subsidiaries, ratable dividends by consolidated subsidiaries, and, if no event of default has occurred and is continuing restricted payments by L Brands not exceeding $220 million in any fiscal year (which restricted payment covenant shall not apply if L Brands’ issuer credit rating (by S&P) and corporate family rating (by Moody’s) is BBB- and Baa3 or better (if rated by both S&P and Moody’s) or BBB- or Baa3 or better (if rated by one credit rating agency only)), and (d) require that the aggregate principal amount of Loans outstanding under the Credit Agreement shall not exceed $200 million for a period of thirty consecutive days between January 15 and February 28 of each calendar year; provided that the limitations on investments in, and guarantees of indebtedness of non-Guarantor subsidiaries and on Restricted Payments shall not apply to investments, guarantees and Restricted Payments if, at the time of and after giving effect to such investment, guarantee or Restricted Payment (i) the ratio of Consolidated Debt to Consolidated EBITDA for the most recent four quarter period is less than 3.00 to 1.00 and (ii) no Default or Event of Default exists.

Other Existing Debt

In February 2012, L Brands issued $1 billion of 5.625% senior notes due February 15, 2022. Interest on the 2022 notes is payable on February 15 and August 15 of each year. In March 2011, L Brands issued $1 billion of 6.625% senior notes due April 1, 2021. Interest on the 2021 notes is payable on April 1 and October 1 of each year. In May 2010, L Brands issued $400 million of 7.00% senior notes due May 1, 2020. Interest on the 2020 notes is payable on May 1 and November 1 of each year. In June 2009, L Brands issued $500 million of 8.50% senior notes due June 15, 2019. Interest on the 2019 notes is payable on June 15 and December 15 of each year. In July 2007, L Brands issued $700 million of 6.90% notes due July 2017 and $300 million of 7.60% notes due July 15, 2037 utilizing a shelf registration statement under which up to $1 billion of debt securities, common and preferred stock and other securities could be issued. Interest on the 2017 notes and the 2037 notes is payable on January 15 and July 15 of each year. Other outstanding notes of L Brands include $213 million of 5.25% notes due November 2014 and $350 million of 6.95% notes due March 2033. We intend to use a portion of the net proceeds from the offering of the notes hereby to repay the 5.250% senior notes due November 2014 upon maturity.

DESCRIPTION OF THE NOTES

As used below, the terms “we,” “us,” “our” and “L Brands” refer only to L Brands, Inc. and not to any of its Subsidiaries. The definitions of certain capitalized terms used in this description are set forth below under “—Certain Definitions.” Capitalized terms used but not defined in this section shall have the meanings set forth in the Indenture.

General

The following is a summary of the terms of the Indenture and the Notes. The Notes will be issued under an indenture (the “Indenture”) dated as of March 15, 1988 between us and The Bank of New York, as trustee, as amended by a supplemental indenture, dated as of May 31, 2005, among us, The Bank of New York, as resigning trustee, and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as successor trustee (the “Trustee”), as further amended by the second supplemental indenture, dated as of July 17, 2007 between us and the Trustee, as further amended by the third supplemental indenture, dated as of May 4, 2010, between us, the guarantors named therein and the Trustee, as further amended by the fourth supplemental indenture, dated as of January 29, 2011, between us, the Subsidiary Guarantors and the Trustee, as further amended by the fifth supplemental indenture, dated as of March 25, 2011 between us, the Subsidiary Guarantors and the Trustee, as further amended by the sixth supplemental indenture, dated as of February 7, 2012 between us, the Subsidiary Guarantors and the Trustee, as further amended by the seventh supplemental indenture, dated as of March 22, 2013 between us, the Subsidiary Guarantors, and the Trustee, and as further amended by the eighth supplemental indenture, dated as of the Issue Date between us, the Subsidiary Guarantors, and the Trustee. The Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the “TIA”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The following is a summary of the material terms and provisions of the Notes and the Indenture. However, this summary does not purport to be a complete description of the Notes or the Indenture and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture, a copy of which is available from the Company upon request. We urge you to read the Indenture carefully because it, and not the following description, will govern your rights as a holder of the Notes.

Maturity, interest, form and denomination

The Notes are being issued in an original aggregate principal amount of $500,000,000. The Notes will mature on October 15, 2023 and will bear interest at the rate of 5.625% per year.

Interest will be payable semiannually in arrears on October 15 and April 15 of each year commencing on April 15, 2014 to holders of record of the Notes on the preceding October 1 and April 1, respectively. If an interest payment date falls on a day that is not a business day, interest will be payable on the next succeeding business day with the same force and effect as if made on such interest payment date. Interest on the Notes will be calculated on the basis of a 360-day year of twelve 30-day months.

The Notes will be issued in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The registered holder of a Note will be treated as the owner of such Note for all purposes of the Indenture.

Further issuances of the notes

We may, from time to time, without the consent of the existing holders of the Notes, issue additional notes (“Additional Notes”) under the Indenture having the same terms as the Notes in all respects, except for the issue date, the issue price and the initial interest payment date. Any such Additional Notes will be consolidated with and form a single series with the Notes offered hereby for all purposes of the Indenture. If the Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, the Additional Notes will have a different CUSIP number.

Ranking

The Notes will be our senior unsecured obligations and:

•	will rank equally with all our other senior unsecured indebtedness from time to time outstanding;

•	will rank senior to any of our future indebtedness, if any, from time to time outstanding that is expressly subordinated to the Notes;

•

will rank effectively junior to all of our secured indebtedness, if any, from time to time outstanding, including our indebtedness under our Senior Credit Facility, in each case, to the extent of the value of the collateral securing such indebtedness;

•	will rank effectively junior to all indebtedness and liabilities of our Subsidiaries that are not Subsidiary Guarantors to the extent of the value of such Subsidiaries;

•	will be guaranteed by the Subsidiary Guarantors on a senior unsecured basis as described below under “Subsidiary guarantees”; and

•	will rank effectively senior to any series of our existing and future unsecured debt securities that are not guaranteed by our subsidiaries to the extent of the value of the assets of the guarantors.

Each Subsidiary Guarantee will be the senior unsecured obligation of the applicable Subsidiary Guarantor and:

•	will rank equally with all other senior unsecured indebtedness of such Subsidiary Guarantor from time to time outstanding;

•	will rank senior to any future indebtedness, if any, of such Subsidiary Guarantor from time to time outstanding that is expressly subordinated to such Subsidiary Guarantor’s Subsidiary Guarantee; and

•

will rank effectively junior to all of such Subsidiary Guarantor’s secured indebtedness, if any, from time to time outstanding, including such Subsidiary Guarantor’s guarantee of indebtedness under our Senior Credit Facility, in each case, to the extent of the value of the collateral of such Subsidiary Guarantor securing such indebtedness.

The guarantors represent (i) substantially all of the revenue of our domestic subsidiaries, (ii) more than 90% of the assets owned by our domestic subsidiaries, other than real property, aircraft and intercompany investments and (iii) more than 95% of the accounts receivable and inventory directly owned by our domestic subsidiaries.

Subsidiary guarantees

The Notes will be guaranteed (each such guarantee being referred to as a “Subsidiary Guarantee”), on a joint and several senior unsecured basis, on the Issue Date by each of our Domestic Subsidiaries that is a guarantor of our Senior Credit Facility (each such Subsidiary being referred to as a “Subsidiary Guarantor”). On the Issue Date, the Subsidiary Guarantors will consist of the following Subsidiaries: Bath & Body Works Brand Management, Inc., Bath & Body Works, LLC, beautyAvenues, LLC (formerly beautyAvenues, Inc.), Intimate Brands, Inc., Intimate Brands Holding, LLC, L Brands Direct Fulfillment, Inc. (formerly Limited Brands Direct Fulfillment, Inc.), L Brands Service Company, LLC (formerly Limited Brands Service Company, LLC), L Brands Store Design & Construction, Inc. (formerly Limited Store Planning, Inc.), Mast Industries, Inc., Victoria’s Secret Direct Brand Management, LLC, Victoria’s Secret Stores Brand Management, Inc. and

Victoria’s Secret Stores, LLC. Following the Issue Date, additional Domestic Subsidiaries will be required to become Subsidiary Guarantors to the extent set forth below under “—Additional subsidiary guarantees.” The obligations of a Subsidiary Guarantor under its Subsidiary Guarantee will be limited to the extent necessary to prevent the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

The Indenture provides that the Subsidiary Guarantee of a Subsidiary Guarantor will be automatically and unconditionally released:

(a) in the event of a sale or other transfer of Equity Interests in such Subsidiary Guarantor or dissolution of such Subsidiary Guarantor in compliance with the terms of the Indenture following which such Subsidiary Guarantor ceases to be a Consolidated Subsidiary;

(b) upon such Subsidiary Guarantor ceasing to be a borrower or guarantor under any Senior Credit Facility; or

(c) in connection with a satisfaction and discharge, Covenant Defeasance or Legal Defeasance of the Indenture in accordance with the provisions described below.

Optional redemption

Make-whole redemption

The Notes will be redeemable in whole or in part, at our option, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon to maturity discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 50 basis points, plus accrued interest thereon to the date of redemption.

Redemption from proceeds of qualified equity offerings

Prior to October 15, 2016 we may, with the net proceeds of one or more Qualified Equity Offerings, redeem up to 35% of the aggregate principal amount at maturity of the outstanding Notes (including Additional Notes) at a redemption price equal to 105.625% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date; provided that at least 65% of the principal amount at maturity of Notes issued under the Indenture (including Additional Notes) remains outstanding immediately after the occurrence of any such redemption (excluding Notes held by us or our Subsidiaries) and that any such redemption occurs within 90 days following the closing of any such Qualified Equity Offering.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

Change of control

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the Notes as described above, holders of Notes will have the right to require us to repurchase all or any part in an integral multiple of $1,000 of their Notes (provided that no Note will be purchased in part if the remaining principal amount of such Note would be less than $2,000) pursuant to the offer described below (the “Change of Control

Offer”) on the terms set forth in the Indenture. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will be required to mail a notice to holders of Notes describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice. We must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the Indenture by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

The definition of Change of Control includes the occurrence of a direct or indirect sale, transfer, conveyance or other disposition (other than by way of a merger or consolidation) of “all or substantially all” of the properties or assets of L Brands and its Subsidiaries taken as a whole. See “—Certain Definitions— Change of Control.” Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require L Brands to repurchase its Notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of L Brands and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Limitations on liens

We have agreed under the Indenture that we will not, and will not permit any Subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a pledge of, lien on or security interest in any shares of Voting Stock of any Significant Subsidiary, whether such Voting Stock is now owned or is hereafter acquired, without providing that the Notes (together with, if we shall so determine, any other indebtedness or obligations of L Brands, Inc. or any Subsidiary ranking equally with the Notes and then existing or thereafter created) shall be secured equally and ratably with such indebtedness. The foregoing limitation shall not apply to indebtedness secured by a pledge of, lien on or security interest in any shares of Voting Stock of any corporation at the time it becomes a Significant Subsidiary.

Additional subsidiary guarantees

If, after the Issue Date, any of our Domestic Subsidiaries becomes a borrower or guarantor under the Senior Credit Facility, then, in each such case, we will be required to cause such Domestic Subsidiary to:

(a) execute and deliver to the Trustee a supplemental indenture pursuant to which such Domestic Subsidiary shall unconditionally guarantee all of our obligations under the Notes and the Indenture; and

(b) deliver to the Trustee one or more opinions of counsel that, subject to customary qualifications, such supplemental indenture (i) has been duly authorized, executed and delivered by such Subsidiary and (ii) constitutes a valid and legally binding obligation of such Subsidiary in accordance with its terms.

Limitations on mergers and sales of assets

We have agreed under the Indenture not to consolidate with or merge into another corporation, or sell other than for cash or lease all or substantially all our assets to another corporation, or purchase all or substantially all the assets of another corporation, unless:

•

either L Brands, Inc. is the continuing corporation or the successor corporation (if other than L Brands, Inc.) expressly assumes by supplemental indenture the obligations of the Notes (in which case, except in the case of such a lease, we will be discharged from these obligations); and

•	immediately after the merger, consolidation, sale or lease, no Default shall have occurred and be continuing.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Indenture will provide that we will file with the SEC (unless the SEC will not accept such filings) and furnish to the holders of Notes all quarterly and annual financial information, and on dates, that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Notes were registered under the Exchange Act.

Defaults

The Indenture provides that each of the following will constitute an “Event of Default”:

•	default for 30 days in payment of interest upon any Note;

•	default in payment of principal or premium, if any, on any Note;

•	default, for 90 days after notice, in the performance of any other covenant in the Indenture; and

•	certain events of bankruptcy or insolvency.

If an Event of Default should occur and be continuing, either the Trustee or the holders of 25% in aggregate principal amount of the Notes then outstanding may declare the Notes due and payable. Holders of a majority in aggregate principal amount of the Notes then outstanding will be entitled to control certain actions of the Trustee under the Indenture and to waive past Defaults. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will not be under any obligation to exercise any of the rights or powers vested in it by the Indenture at the request, order or direction of any of the holders of Notes, unless one or more of such holders of Notes shall have offered to the Trustee reasonable security or indemnity.

If an Event of Default occurs and is continuing, any sums held or received by the Trustee under the Indenture may be applied to reimburse the Trustee for all amounts due to the Trustee under the Indenture prior to any payments to holders of the Notes.

The right of any holder of Notes to institute an action for any remedy (except such holder’s right to enforce payment of the principal of, and premium, if any, and interest on such holder’s Note when due) will be subject to certain conditions precedent, including a written notice to the Trustee by such holder of the occurrence of one or more Events of Default, a request to the Trustee by the holders of not less than 25% in aggregate principal amount of the Notes then outstanding to take action and an offer satisfactory to the Trustee of security and indemnity against liabilities incurred by it in so doing.

Satisfaction and discharge

The Indenture and the guarantees will be discharged and will cease to be of further effect as to all outstanding Notes when either:

(a) all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from this trust) have been delivered to the Trustee for cancellation, or

(b) all Notes not delivered to the Trustee for cancellation otherwise (x) have become due and payable, (y) will become due and payable, or may be called for redemption, within one year or (z) have been called for redemption pursuant to the provisions described under “—Optional redemption,” and, in any case, the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds, in trust solely for the benefit of the holders of Notes, U.S. legal tender, U.S. government obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation,

(c) we have paid all other sums payable by us under the Indenture, and

(d) we have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be.

Legal defeasance and covenant defeasance

We may, at our option and at any time, elect to have our obligations and the obligations of the Subsidiary Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”). Legal Defeasance means that we and the Subsidiary Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and the Subsidiary Guarantees, and the Indenture shall cease to be of further effect as to all outstanding Notes and Subsidiary Guarantees, except as to:

(a) rights of holders to receive payments in respect of the principal of and interest on the Notes when such payments are due from the trust funds referred to below,

(b) our obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(c) the rights, powers, trust, duties, and immunities of the Trustee, and our obligations in connection therewith, and

(d) the Legal Defeasance provisions of the Indenture.

In addition, we may, at our option and at any time, elect to have our obligations and the obligations of the Subsidiary Guarantors released with respect to most of the covenants under the Indenture, except as described otherwise in the Indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default. In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment and bankruptcy events) will no longer apply. Covenant Defeasance will not be effective until such bankruptcy events no longer apply. We may exercise our Legal Defeasance option regardless of whether we have previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a) we must irrevocably deposit with the Trustee, as trust funds, in trust solely for the benefit of the holders, U.S. legal tender, U.S. government obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) in the opinion of a nationally recognized firm of independent public accountants selected by us, to pay the principal of and interest on the Notes on the stated date for payment or on the redemption date of the principal or installment of principal of or interest on the Notes,

(b) in the case of Legal Defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States confirming that:

(i) we have received from, or there has been published by the Internal Revenue Service, a ruling, or

(ii) since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon this opinion of counsel shall confirm that, the holders of Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(c) in the case of Covenant Defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States confirming that the holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

(d) no Default shall have occurred and be continuing on the date of such deposit,

(e) the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under the Indenture or a default under any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound,

(f) we shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by it with the intent of preferring the holders of Notes over any other of our creditors or with the intent of defeating, hindering, delaying or defrauding any other of our creditors or others, and

(g) we shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that the conditions provided for in, in the case of the officers’ certificate, clauses (a) through (f) and, in the case of the opinion of counsel, clauses (b) and/or (c) and (e) of this paragraph have been complied with.

If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the Notes when due, then our obligations and the obligations of the Subsidiary Guarantors under the Indenture will be revived and no such defeasance will be deemed to have occurred.

Modification of the indenture

The Indenture contains provisions permitting us and the Trustee, without the consent of the holders of Notes, to, among other things, issue Additional Notes under the Indenture, comply with the terms of the TIA, make changes that are not adverse to the holders of Notes and add additional Subsidiary Guarantors (or release additional Subsidiary Guarantors from their Subsidiary Guarantees in accordance with the Indenture) by one or more supplemental indentures and, with the consent of the holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, to modify the Indenture or any supplemental Indenture or the rights of the holders of the Notes; provided that no such modification will:

•

extend the fixed maturity of any Note, reduce the rate or extend the time of payment of interest thereon, reduce the principal amount thereof or the premium, if any, thereon, reduce the amount of the principal payable on any date, change the coin or currency in which principal of or any premium or interest on any Notes are payable, release all or substantially all of the Subsidiary Guarantors from their Subsidiary Guarantees (other than in accordance with the Indenture) or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof, without the consent of the holder of each Note affected thereby, or

•	reduce the aforesaid percentage of Notes, the consent of the holders of which is required for any such modification without the consent of the holders of all Notes then outstanding, or

•	modify without the written consent of the Trustee the rights, duties or immunities of the Trustee.

Concerning the trustee

The Trustee has loaned money to us and provided other services to us in the past and may do so in the future as a part of its regular business. We will be required to file annually with the Trustee a statement of certain officers specified in the Indenture as to the fulfillment of our obligations under the Indenture during the preceding year.

Certain definitions

“Below Investment Grade Rating Event” means the Notes are rated below an Investment Grade Rating by both of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies (the “Relevant Period”)); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply either (1) did not reduce the ratings of the Notes during the Relevant Period or (2) do not announce or publicly confirm that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of L Brands and its Subsidiaries taken as a whole to any “Person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than L Brands or one of its Subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “Person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of L Brands’ voting stock; or (3) the first day on which a majority of the members of L Brands’ Board of Directors are not Continuing Directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a wholly owned Subsidiary of a holding company that has agreed to be bound by the terms of the Notes and (2) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of L Brands who (1) was a member of such Board of Directors on the Issue Date; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of L Brands’ proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Default” shall mean an Event of Default or an event that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes.

“Domestic Subsidiary” means any of our Subsidiaries which is organized under the laws of the United States or any state thereof or the District of Columbia.

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

“Issue Date” means October 16, 2013.

“Moody’s” means Moody’s Investors Service, Inc.

“Person” means any individual, partnership, corporation, limited liability company, joint stock company, business trust, trust, unincorporated association, joint venture or other entity, or a government or political subdivision or agency thereof.

“Qualified Equity Offerings” means a public or private offering of Equity Interests (other than Disqualified Equity Interests) of L Brands generating gross proceeds of at least $50.0 million.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Reference Treasury Dealers” means (1) Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Citigroup Global Markets Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer (a “Primary Treasury Dealer”), we shall substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer, and (2) two other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Senior Credit Facility” shall mean each of (i) the Amended and Restated Five-Year Revolving Credit Agreement, among L Brands, Inc., the Lenders party thereto, and JPMorgan Chase Bank N.A., as Administrative Agent and Collateral Agent, dated as of October 6, 2004, as amended or amended and restated November 5, 2004, March 22, 2006, August 3, 2007, February 19, 2009, March 8, 2010 and July 15, 2011 and (ii) any other indebtedness for borrowed money of L Brands or any of its Domestic Subsidiaries in excess of $100.0 million.

“Significant Subsidiary” means a Subsidiary (treated for purposes of this definition on a consolidated basis together with its Subsidiaries) which meets any of the following conditions:

•

our and our other Subsidiaries’ investments in and advances to the Subsidiary exceed ten percent of the total assets of ours and our Subsidiaries consolidated as of the end of the most recently completed fiscal year;

•

our and our other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds ten percent of the total assets of ours and our Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

•	our and our other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the

Subsidiary exceeds ten percent of such income of ours and our Subsidiaries consolidated for the most recently completed fiscal year.

“Subsidiary” means a corporation, a majority of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more other Subsidiaries, or by us and one or more other Subsidiaries.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to a maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount equal to the Comparable Treasury Price for such redemption date).

“Voting Stock” means capital stock the holders of which have general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of a corporation; provided that, for the purpose of such definition, capital stock which carries only the right to vote conditioned on the occurrence of an event shall not be considered Voting Stock whether or not such event shall have occurred.

BOOK-ENTRY, DELIVERY AND FORM

The notes initially will be represented by one or more permanent global certificates in definitive, fully registered form (the “Global Notes”). The Global Notes will be deposited upon issuance with The Depository Trust Company, New York, New York (“DTC”), and registered in the name of a nominee of DTC in the form of a global certificate.

The Global notes

DTC has advised us that pursuant to procedures established by it (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture governing the notes. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, premium, if any, and interest (including additional interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Notes. None of the Company, the trustee or any paying agent under the indenture governing the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

DTC has advised us that its present practice is, upon receipt of any payment of principal, premium, if any, and interest (including additional interest) on the Global Notes, to credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC. Payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note in accordance with the normal procedures of DTC and with the procedures set forth in the indenture governing the notes.

DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture governing the notes, DTC will exchange the Global Notes for certificated securities, which it will distribute to its participants.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Clearstream. Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.

Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

Certificated Securities

A Global Note is exchangeable for certificated securities if:

•

DTC (i) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (ii) has ceased to be a Clearing Agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by us within 120 days; or

•	we, at our option, notify the trustee in writing that we elect to cause the issuance of the notes in certificated form.

In addition, beneficial interests in a Global Note may be exchanged for certificated securities upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture governing the notes. In all cases, certificated securities delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain U.S. federal income tax consequences of ownership and disposition of the notes. This discussion applies only to notes that are:

•

purchased by those initial holders who purchase notes at the “issue price,” which will equal the first price at which a substantial amount of the notes is sold for money to investors (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•	held as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

•	financial institutions;

•	insurance companies;

•	dealers in securities;

•	persons holding notes as part of a hedge, “straddle” or integrated transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes (or investors in such entities);

•	U.S. expatriates;

•	tax-exempt organizations; or

•	persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding notes and partners in such partnerships should consult their own tax advisors as to the particular U.S. federal income tax consequences of owning and disposing of the notes.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations as of the date hereof, changes to any of which may affect the tax consequences described herein (possibly with retroactive effect).

This summary addresses only U.S. federal income tax consequences. Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal income or other federal tax laws (including estate and gift tax laws and the Medicare tax on investment income) to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Potential contingent payment debt treatment

Our obligation to pay additional amounts on the notes in excess of the accrued interest and principal (for example, in connection with a Change of Control Triggering Event) may implicate the provisions of the Treasury

Regulations relating to “contingent payment debt instruments.” Under these Treasury Regulations, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, based on all the facts and circumstances as of the issue date, such contingencies (in the aggregate) are considered remote or incidental or if it is significantly more likely than not that none of such contingencies will occur. We intend to take the position that the notes should not be treated as contingent payment debt instruments and this discussion generally assumes that the regulations relating to “contingent payment debt instruments” are not applicable. However, we can give you no assurance that our position would be sustained if challenged by the Internal Revenue Service (the “IRS”). A successful challenge of this position by the IRS could affect the timing and amount of a holder’s income and could cause the gain from the sale or other disposition of a note to be treated as ordinary income rather than capital gain. Our position regarding the applicability of the regulations relating to “contingent payment debt instruments” is binding on a holder unless the holder discloses in a proper manner to the IRS that it is taking a different position. Holders are urged to consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Tax consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Payments of stated interest

Stated interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale, exchange or retirement of the notes

Upon the sale, exchange or retirement of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the holder’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid stated interest, which will be treated as interest to the extent not previously included in income. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to the holder.

Gain or loss realized on the sale, exchange or retirement of a note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange or retirement the note has been held for more than one year. For non-corporate taxpayers, long-term capital gains are generally eligible for reduced rates of taxation. The deductibility of capital losses may be subject to limitations.

Backup withholding and information reporting

Information returns may be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition (including a retirement) of the notes. A U.S. Holder may be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors concerning the application of information reporting and backup withholding rules.

Tax consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident for U.S. federal income tax purposes;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include an individual present in the United States for 183 days or more in the taxable year of disposition of a note and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a holder is urged to consult his or her tax advisor regarding the U.S. federal income tax consequences of the disposition of a note.

Subject to the discussion below concerning backup withholding and effectively connected income:

•	payments of interest on the notes by us or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal income or withholding tax, provided that,

•

the beneficial owner does not own, actually or constructively, ten percent or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank that receives such interest in a transaction described in section 881(c)(3)(A) of the Code; and

•	the beneficial owner of the note certifies on a properly executed IRS Form W-8BEN, under penalties of perjury, that it is not a United States person.

•	Payments of interest that do not meet the foregoing exception will be subject to a U.S. federal withholding tax of 30% (or lower applicable treaty rate).

•	a Non-U.S. Holder of a note will not be subject to U.S. federal income or withholding tax with respect to gain realized on the disposition of a note.

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest and/or gain on the note is effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be taxed in the same manner as a U.S. Holder (see “Tax consequences to U.S. Holders” above), except that the Non-U.S. Holder will be required to provide a properly executed applicable IRS Form W-8 in order to claim an exemption from the withholding tax discussed in the preceding paragraph. In addition, a non-U.S. Holder that is a corporation generally will be subject to a branch profits tax at a rate of 30% on its effectively-connected earnings and profits (subject to certain adjustments). Non-U.S. Holders are urged to consult their tax advisors regarding whether an applicable income tax treaty provides for a different result and regarding other U.S. federal income tax consequences of the ownership and disposition of notes.

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with payments on the notes. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which the Non-U.S. Holder is resident. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a disposition (including a retirement) of the notes and the Non-U.S. Holder may be subject to backup withholding with respect to payments on the notes or on the proceeds from a disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS. Non-U.S. Holders should consult their tax advisors concerning the application of information reporting and backup withholding rules.

UNDERWRITING

We are offering the notes described in this prospectus supplement through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated is the representative of the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the aggregate principal amount of notes listed next to its name in the following table:

Underwriter	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$100,000,000
Citigroup Global Markets Inc.	100,000,000
J.P. Morgan Securities LLC	100,000,000
HSBC Securities (USA) Inc.	50,000,000
Wells Fargo Securities, LLC	50,000,000
KeyBanc Capital Markets Inc.	18,000,000
Mitsubishi UFJ Securities (USA), Inc.	18,000,000
Mizuho Securities USA Inc.	18,000,000
RBS Securities Inc.	18,000,000
U.S. Bancorp Investments, Inc.	18,000,000
The Williams Capital Group, L.P.	10,000,000

Total	$500,000,000

The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the notes if they buy any of them. The underwriters will sell the notes to the public when and if the underwriters buy the notes from us.

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price set forth on the cover of this prospectus supplement. After the public offering of the notes, the public offering price and other selling terms may be changed. The underwriters may offer and sell the notes through certain of their affiliates.

In the underwriting agreement, we have agreed that we will not offer or sell any of our debt securities (other than the notes) for a period of 60 days after the date of this prospectus supplement without the prior consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts, will be approximately $1 million.

The following table shows the underwriting discounts and commissions to be paid to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes):

Paid by Us
Per note	0.75%

We have agreed to indemnify the underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system and a trading market for the notes may not develop. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. Any such market-making will be subject to the limitations imposed by the Securities Act and the Exchange Act. If an active public market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering of the notes, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes.

Specifically, the underwriters may overallot in connection with the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the notes. The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities, at any time without notice.

Some of the underwriters and their respective affiliates are full service financial institutions engaged in various activities, including securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Some of the underwriters and certain of their affiliates have provided and may in the future provide financial advisory, investment banking and commercial and private banking services in the ordinary course of business to us, for which they receive customary fees and expense reimbursement. Certain of the underwriters and their affiliates may act as our agent or counterparty in one or more stock repurchases effected by us under our existing stock repurchase programs, pursuant to which we may repurchase our common stock through open market repurchases, privately negotiated transactions, accelerated share repurchase transactions and/or other transactions. Consequently, those underwriters or their affiliates may receive a portion of the net proceeds from this offering. If any of the underwriters or their affiliates has a lending relationship with us, certain of those initial purchasers or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. J.P. Morgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, currently serves as administrative agent and a lender under our Revolving Facility, and certain of the underwriters or their affiliates are lenders under our Revolving Facility. As a result, those underwriters or their affiliates are expected to receive a portion of the net proceeds from this offering.

LEGAL MATTERS

Certain legal matters with respect to the legality of the notes offered hereby will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended February 2, 2013, and the effectiveness of our internal control over financial reporting as of February 2, 2013, as set forth in their reports dated March 22, 2013. Such reports are incorporated by reference in this prospectus supplement. Our financial statements and our assessment of the effectiveness of internal control over financial reporting as of February 2, 2013 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of L Brands, Inc. and subsidiaries for the thirteen week periods ended May 4, 2013 and April 28, 2012 and the thirteen and twenty-six week periods ending August 3, 2013 and July 31, 2012, all of which are incorporated by reference in this prospectus supplement, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated June 7, 2013 and September 6, 2013, respectively, included in L Brands, Inc. Quarterly Reports on Form 10-Q for the periods then ended, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their reports on the unaudited interim financial information because those reports are not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

LIMITED BRANDS, INC.

COMMON STOCK

PREFERRED STOCK

DEPOSITARY SHARES

DEBT SECURITIES

GUARANTEES OF DEBT SECURITIES

WARRANTS

PURCHASE CONTRACTS

UNITS

This prospectus relates to common stock, preferred stock, depositary shares, debt securities, warrants, purchase contracts and units that Limited Brands, Inc. may sell from time to time in one or more offerings. The debt securities may be guaranteed by one or more subsidiaries identified in this prospectus on terms to be determined at the time of the offering. This prospectus will allow us to issue securities over time.

We will provide a prospectus supplement each time we issue securities, which will inform you about the specific terms of that offering and may also supplement, update or amend information contained in this document. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “LTD.” We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek the listing of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

Investing in our securities involves risk. See “Risk Factors ” beginning on page 6 of this prospectus.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to investors, on a continuous or delayed basis.

The applicable prospectus supplement will provide the names of any underwriters, dealers or agents, the specific terms of the plan of distribution, any over-allotment option and any applicable underwriting discounts and commissions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 5, 2010

In this prospectus the terms “Limited Brands,” “we,” “us,” “our” and the “Company” refer to Limited Brands, Inc.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities. Information under Item 2.02 or 7.01 furnished in Current Reports on Form 8-K is not incorporated by reference herein:

•

Annual Report on Form 10-K for the year ended January 30, 2010 (the “2009 Annual Report”) (including the portions of the proxy statement for our annual meeting of stockholders held on May 27, 2010, filed on April 7, 2010 and incorporated by reference therein).

•	Quarterly Reports on Form 10-Q for the quarterly periods ended May 1, 2010 and July 31, 2010.

•	Current Reports on Form 8-K filed on February 1, 2010, March 9, 2010, March 18, 2010, April 21, 2010, May 5, 2010, May 18, 2010 and June 2, 2010.

•	The description of our capital stock contained in the Form 8 Amendment to Form 8-A, filed on September 11, 1989, as amended.

You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address:

Limited Brands, Inc.

Three Limited Parkway

P.O. Box 16000

Columbus, Ohio 43216

(614) 415-7076

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provided no assurance as to the reliability or, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

Safe harbor statement under the Private Securities Litigation Reform Act of 1995

Limited Brands, Inc. cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this prospectus or made by our company or our management involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and similar expressions may identify forward-looking statements. Risks associated with the following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this prospectus or otherwise made by our company or our management:

•	general economic conditions, consumer confidence and consumer spending patterns;

•	the global economic crisis and its impact on our suppliers, customers and other counterparties;

•	the impact of the global economic crisis on our liquidity and capital resources;

•	the dependence on a high volume of mall traffic and the possible lack of availability of suitable store locations on appropriate terms;

•	the seasonality of our business;

•	our ability to grow through new store openings and existing store remodels and expansions;

•	our ability to expand into international markets;

•	independent licensees and franchisees;

•	our direct channel business;

•	our failure to protect our reputation and our brand images;

•	our failure to protect our trade names, trademarks and patents;

•

market disruptions including severe weather conditions, natural disasters, health hazards, terrorist activities, financial crises, political crises or other major events, or the prospect of these events;

•	stock price volatility;

•	our failure to maintain our credit rating;

•	our ability to service our debt;

•	the highly competitive nature of the retail industry generally and the segments in which we operate particularly;

•

consumer acceptance of our products and our ability to keep up with fashion trends, develop new merchandise, launch new product lines successfully, offer products at the appropriate price points and enhance our brand image;

•	our ability to retain key personnel;

•	our ability to attract, develop and retain qualified employees and manage labor costs;

•	our reliance on foreign sources of production, including risks related to:

•	political instability;

•	duties, taxes, other charges on imports;

•	legal and regulatory matters;

•	volatility in currency and exchange rates;

•	local business practices and political issues;

•	potential delays or disruptions in shipping and related pricing impacts;

•	the disruption of imports by labor disputes; and

•	changing expectations regarding product safety due to new legislation.

•	the possible inability of our manufacturers to deliver products in a timely manner or meet quality standards;

•	fluctuations in energy costs;

•	increases in the costs of mailing, paper and printing;

•	self-insured risks;

•	our ability to implement and sustain information technology systems;

•	our failure to comply with regulatory requirements;

•	tax matters; and

•	legal and compliance matters.

We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this prospectus to reflect circumstances existing after the date of this prospectus or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

LIMITED BRANDS, INC.

Limited Brands, through Victoria’s Secret, Pink, Bath & Body Works, La Senza, C.O. Bigelow, White Barn Candle Co. and Henri Bendel, is an international company. The Company operates 2,665 specialty stores in the United States and its brands are sold in more than 700 Company-operated and franchised additional locations world-wide. The Company’s products are also available online at www.VictoriasSecret.com, www.BathandBodyWorks.com, www.HenriBendel.com and www.LaSenza.com.

Limited Brands was re-incorporated as The Limited, Inc. under the laws of Delaware in 1982 and changed its name to Limited Brands, Inc. in May 2002. Our principal executive offices are located at Three Limited Parkway, P.O. Box 16000, Columbus, Ohio 43216. Our Investor Relations telephone number is 614-415-7076. Internet users can obtain information about Limited Brands and its services at http://www.limitedbrands.com. However, the information on our website, on the Victoria’s Secret website, on the Bath & Body Works website, on the Henri Bendel website and on the La Senza website is not a part of this prospectus.

THE GUARANTORS

Limited Brands, Inc. is a holding company and its most significant assets are the stock and membership interests of its subsidiaries. The guarantors of the debt securities may include the following companies, each of which is a direct or indirect subsidiary of Limited Brands, Inc.:

•	Bath & Body Works Brand Management, Inc.

•	Bath & Body Works, LLC

•	beautyAvenues, Inc.

•	Intimate Brands, Inc.

•	Limited Brands Direct Fulfillment, Inc.

•	Limited Service Corporation

•	Limited Store Planning, Inc.

•	Mast Industries, Inc.

•	Victoria’s Secret Direct Brand Management, LLC

•	Victoria’s Secret Stores Brand Management, Inc.

•	Victoria’s Secret Stores, LLC

If so provided in a prospectus supplement or term sheet, each of the guarantors will fully and unconditionally guarantee on a joint and several basis our obligations under the debt securities, subject to certain limitations.

RISK FACTORS

Investing in our securities may involve risks. You should carefully consider the specific factors discussed under the caption “Risk Factors” in the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” beginning of page 5 of our annual report on Form 10-K filed for the year ended January 30, 2010, which is incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

USE OF PROCEEDS

Except as otherwise set forth in a prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which could include repayments of outstanding debt, and for business acquisitions or investments.

RATIOS OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratios of earnings to fixed charges for the periods indicated. The ratios have been calculated based upon earnings from continuing operations before fixed charges and taxes on income. Fixed charges include interest and an estimate of the portion of minimum rentals that represents interest.

For the Twenty-Six Weeks Ended	For the Fiscal Years Ended
July 31, 2010	January 30, 2010	January 31, 2009	February 2, 2008	February 3, 2007	January 28, 2006
3.5	2.8	2.8	5.0	5.7	5.0

For the purpose of calculating the ratios of earnings to fixed charges, we calculate earnings by adding fixed charges and distributions from equity method investees, net of income or losses from equity method investees, to pre-tax income from continuing operations before non-controlling interests in consolidated subsidiaries and cumulative effect of changes in accounting principle. Fixed charges include total interest and a portion of rent expense, which we believe is representative of the interest factor of our rent expense. Interest associated with income tax liabilities is excluded from our calculation. Pre-tax income includes the effect of the following special items:

In the twenty-six weeks ended July 31, 2010: a $52 million pre-tax gain related to the sale of a portion of our shares of Express in its initial public offering; a $49 million pre-tax gain related to a cash distribution from Express; a $25 million pre-tax loss associated with the early retirement of portions of our 2012 and 2014 maturity bonds; and a $20 million pre-tax gain, $42 million net of related tax benefits, related to the sale of our remaining interest in Limited Stores.

In the fiscal year ended January 30, 2010: a $9 million pre-tax gain, $14 million net of related tax benefits, associated with the reversal of an accrued contractual liability as a result of the divestiture of a joint venture.

In the fiscal year ended January 31, 2009: a $215 million impairment charge related to goodwill and other intangible assets for our La Senza business, a $128 million gain related to the divestiture of a personal care joint venture, a $23 million expense related to restructuring activities, a $19 million impairment charge related to a joint venture and a $13 million pre-tax gain related to a cash distribution from Express.

In the fiscal year ended February 2, 2008: a $302 million gain related to the divestiture of Express, a $100 million pre-tax gain related to a cash distribution from Easton Town Center, LLC, a $72 million loss related to the divestiture of Limited Stores, LLC, a $48 million gain related to initial recognition of income for unredeemed gift cards at Victoria’s Secret stores, a $53 million expense related to various restructuring activities, a $37 million gain related to asset sales and a $17 million pre-tax gain related to an interest rate hedge.

In the fiscal year ended February 3, 2007: $26 million in incremental share-based compensation expense related to the effect of adopting the authoritative guidance included in Accounting Standards Codification (“ASC”) Subtopic 718, Compensation – Stock Compensation.

In the fiscal year ended January 28, 2006: a $40 million gain of pre-tax interest income related to an Internal Revenue Service tax settlement and a $30 million gain related to initial recognition of income for unredeemed gift cards at Bath & Body Works and Express stores.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to our certificate of incorporation and by-laws. Copies of our certificate of incorporation and by-laws are incorporated by reference and will be sent upon request. See “Where You Can Find More Information.”

Authorized Capital Stock

Under our charter, our authorized capital stock consists of:

•	1,000,000,000 shares of common stock with $.50 par value,

•	10,000,000 shares of preferred stock with $1.00 par value.

On July 31, 2010, there were outstanding:

•	323 million shares of our common stock; and

•	no shares of our preferred stock.

On January 31, 2010, there were outstanding:

•	employee stock options and restricted stock awards to issue approximately 24 million shares of our common stock.

Our common stock is listed for trading on the New York Stock Exchange under the trading symbol “LTD.”

Common Stock

If we offer shares of common stock, the prospectus supplement or term sheet will set forth the number of shares offered, the public offering price, information regarding our dividend history and common stock prices as reflected on the New York Stock Exchange or other exchange that the common stock is then listed, including a recent reported last sale price of the common stock.

The outstanding shares of common stock are, and any shares of common stock issued will be, duly authorized, validly issued, fully paid and nonassessable.

Voting Rights

Each holder of common stock is entitled to one vote for each share of common stock held of record on the applicable record date on all matters submitted to a vote of stockholders. Holders of common stock do not have cumulative voting rights.

Dividend Rights

Subject to the rights of any shares of preferred stock which may at the time be outstanding, holders of common stock are entitled to receive dividends as may be declared from time to time by our Board of Directors out of funds legally available therefor.

Rights upon Liquidation or Dissolution

In the event of liquidation or dissolution, each share of common stock is entitled to share pro rata in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of our common stock have no preferential, preemptive, conversion or redemption rights.

Preferred Stock

The following summary contains a description of some of the principal terms of our preferred stock. This description of the principal provisions of our preferred stock does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of our certificate of incorporation relating to each particular series of preferred stock. The particular terms of any series of preferred stock we offer, including the extent to which the terms described below may apply to that series of preferred stock, will be described in a prospectus supplement relating to that series of preferred stock.

Serial Preferred Stock

Under our certificate of incorporation, without further stockholder action, our Board of Directors is authorized to provide for the issuance of up to 10,000,000 shares of preferred stock. Preferred stock may be issued in one or more series, with such designations of titles, dividend rates, any redemption provisions, special or relative rights in the event of liquidation, dissolution, distribution or winding-up of Limited Brands, Inc., any sinking fund provisions, any conversion provisions, any voting rights, and any other preferences, privileges, powers, rights, qualifications, limitations and restrictions as shall be set forth as and when established by our Board of Directors.

The shares of any series of serial preferred stock will be, when issued, fully paid and nonassessable and the holders will have no preemptive rights in connection with the preferred stock.

Blank Check Preferred Stock

Under our certificate of incorporation, our Board of Directors has the authority, without stockholder approval, to create one or more classes or series within a class of preferred stock, to issue shares of preferred stock in such class or series up to the maximum number of shares of the relevant class or series of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such class or series, including the dividend rights, voting rights, the rights and terms of redemption, the rights and terms of conversion, liquidation preferences, the number of shares constituting any such class or series and the designation of such class or series. Acting under this authority, our Board of Directors could create and issue a class or series of preferred stock with rights, privileges or restrictions, and adopt a stockholder rights plan having the effect of, discriminating against an existing or prospective holder of securities as a result of such stockholder beneficially owning or commencing a tender offer for a substantial amount of our common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquiror to obtain control of Limited Brands, Inc. by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of Limited Brands, Inc. without any further action by our stockholders. We have no present intention to adopt a stockholder rights plan, but could do so without stockholder approval at any future time.

Depositary Shares

We may, at our option, elect to offer fractional shares of preferred stock rather than full shares of preferred stock. If we exercise this option, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying the depositary share, to all of the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. We will describe the material terms of the deposit agreement, the depositary shares and the depositary receipts in a prospectus supplement relating to the depositary shares. You should also refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES OF DEBT SECURITIES

The following description of the terms of the debt securities provides certain general terms and provisions of the debt securities and any related guarantees to which any prospectus supplement may relate. We will describe in any prospectus supplement the particular terms of the debt securities offered and the extent, if any, to which the general provisions apply to the debt securities.

We will issue senior debt securities under an indenture, dated as of March 15, 1988, between us and The Bank of New York, as trustee, as amended by a supplemental indenture, dated as of May 31, 2005, among us, The Bank of New York, as resigning trustee, and The Bank of New York Trust Company, N.A., as successor trustee; as further amended by the second supplemental indenture, dated as of July 17, 2007 between us and The Bank of New York Trust Company, N.A., as trustee; and as further amended by the third supplemental indenture, dated as of May 4, 2010 between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Senior Debt Indenture”).

We will issue subordinated debt securities under an indenture to be entered into between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Subordinated Debt Indenture”).

If so provided in a prospectus supplement or term sheet, the debt securities will have the benefit of the guarantees from the guarantors. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities or to make any funds available therefor, whether by dividends, loans or other payments, other than as expressly provided in the guarantees.

Copies of each indenture and the supplemental indentures are filed as exhibits to the registration statement to which this prospectus relates. The following summary of the indentures does not purport to be complete and is subject to, and qualified in its entirety by reference to, the indentures. Numerical references in parentheses below are to sections in the indentures. Wherever we refer to particular sections of, or defined terms in, the indentures, we intend that these sections or defined terms shall be incorporated herein by reference.

General

The debt securities will be unsecured general obligations of Limited Brands, Inc. and will constitute either senior or subordinated debt of Limited Brands, Inc. With respect to the subordinated debt securities, the payment of principal of, interest on and all other amounts owing in respect of the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash of principal of, interest on and all other amounts owing in respect of all of our senior indebtedness (as defined below). Upon any payment or distribution of our assets of any kind or character, whether in cash, property or securities, to creditors upon any total or partial liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of our assets or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to us or our property, whether voluntary or involuntary, all principal of, interest on and all other amounts due or to become due will be paid, first, to all senior indebtedness in full in cash, or such payment duly provided for to the satisfaction of the holders of senior indebtedness, before any payment or distribution of any kind or character is made on account of any principal of, interest on or other amounts owing in respect of the subordinated debt securities (other than in permitted junior securities), or for the acquisition of any of the subordinated debt securities for cash, property or otherwise.

As a holding company, our principal source of funds is dividends and advances from subsidiaries. Also, because we are a holding company, our rights and the rights of our creditors, including the holders of debt securities, to participate in the assets of any subsidiary upon the subsidiary’s liquidation or reorganization would be subject to the prior claims of such subsidiary’s creditors, except to the extent that Limited Brands, Inc. may itself be a creditor with allowable claims against the subsidiary.

If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, premium, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any senior indebtedness, no payment of any kind or character will be made by or on behalf of us or any other person on our or their behalf with respect to any principal of, interest on or other amounts owing in respect of the subordinated debt securities (other than in permitted junior securities) or to acquire any of the subordinated debt securities for cash, property or otherwise.

If any other event of default occurs and is continuing with respect to any designated senior indebtedness, as such event of default is defined in the instrument creating or evidencing such designated senior indebtedness, permitting the holders of such designated senior indebtedness then outstanding to accelerate the maturity thereof and if the representative (as defined in the applicable indenture) for the respective issue of designated senior indebtedness gives written notice of the event of default to the trustee, then, unless and until all events of default have been cured or waived or have ceased to exist or the trustee receives notice from the representative for the respective issue of designated senior indebtedness terminating the blockage period (as defined below), during the period commencing on the date of receipt of such default notice by the trustee and ending 179 days thereafter, neither we nor any other person on our behalf will:

•

make any payment of any kind or character with respect to any principal of, interest on or other amounts owing in respect of the subordinated debt securities (other than in permitted junior securities); or

•	acquire any of the subordinated debt securities for cash, property or otherwise.

Notwithstanding anything herein to the contrary, in no event will a blockage period extend beyond 179 days from the date the payment on the subordinated debt securities was due and only one such blockage period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any blockage period with respect to the designated senior indebtedness will be, or be made, the basis for commencement of a second blockage period by the representative of such designated senior indebtedness whether or not within a period of 360 consecutive days unless such event of default will have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action or any breach of any financial covenants for a period commencing after the date of commencement of such blockage period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing will constitute a new event of default for this purpose).

As a result of the foregoing provisions, in the event of our insolvency, holders of the subordinated debt securities may recover ratably less than our general creditors.

“Senior indebtedness” means:

(1)	the principal, including redemption payments, premium, if any, interest and other payment obligations in respect of (a) our indebtedness for money borrowed, (b) our indebtedness evidenced by securities, debentures, bonds, notes or other similar instruments issued by us, including any such securities issued under any deed, indenture or other instrument to which we are a party and (c) guarantees of any of the foregoing;

(2)	all of our capital lease obligations;

(3)	all of our obligations issued or assumed as the deferred purchase price of property, all of our conditional sale obligations, all of our hedging agreements and agreements of a similar nature thereto and all agreements relating to any such agreements, and all of our obligations under any title retention agreement, but excluding trade accounts payable arising in the ordinary course of business;

(4)	all of our obligations for reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

(5)	all obligations of the type referred to in clauses (1) through (4) above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise;

(6)	all obligations of the type referred to in clauses (1) through (5) above of other persons secured by any lien on any of our property or assets, whether or not such obligation is assumed by us; and

(7)	any deferrals, amendments, renewals, extensions, modifications and refundings of all obligations of the type referred to in clauses (1) through (6) above, in each case whether or not contingent and whether outstanding at the date of effectiveness of the applicable indenture or thereafter incurred, except, in each case, for the subordinated debt securities and (i) any such other securities to be issued by us in the future that contain express terms, or are issued under a deed, indenture or other instrument, which contains express terms, providing that such securities are subordinate to or rank equal with the subordinated debt securities, (ii) trade accounts payable or accrued liabilities arising in the ordinary course of business and (iii) indebtedness owed by us to our subsidiaries, which also will rank equally in right of payment and upon liquidation to the subordinated debt securities.

Such senior indebtedness will continue to be senior indebtedness and be entitled to the benefits of the subordination provisions of the applicable indenture irrespective of any amendment, modification or waiver of any term of such senior indebtedness and notwithstanding that no express written subordination agreement may have been entered into between the holders of such senior indebtedness and the trustee for any of the holders.

“Permitted junior securities” means:

•	our capital stock; or

•

debt securities issued pursuant to a confirmed plan of reorganization that are subordinated in right of payment to all senior indebtedness and any debt securities issued in exchange for senior indebtedness that are subordinated to substantially the same extent as, or to a greater extent than, the subordinated debt securities are subordinated to the senior indebtedness under the indenture.

“Designated senior indebtedness” means any senior indebtedness the principal amount of which is at least $20.0 million or more at the time we designate such senior indebtedness as designated senior indebtedness in a writing delivered to the trustee.

Each indenture provides that debt securities may be issued from time to time in one or more series. We may authorize the issuance and provide for the terms of a series of debt securities pursuant to a supplemental indenture or pursuant to a resolution of our Board of Directors, any duly authorized committee of the Board of Directors or any committee of officers or other representatives of Limited Brands, Inc. duly authorized by the Board of Directors for this purpose.

Each indenture provides Limited Brands, Inc. with the ability to “reopen” a previous issue of a series of debt securities and to issue additional debt securities of such series. The indentures do not limit or otherwise restrict the amount of indebtedness which may be issued in accordance with it or that may otherwise be issued by us or any of our subsidiaries. (Sections 301 and 1301)

The indentures do not contain any covenants or provisions that would afford holders of debt securities protection in the event of a highly-leveraged transaction, reorganization, restructuring or similar transaction.

You should refer to the prospectus supplement relating to a particular series of debt securities for the terms of those debt securities, including, where applicable:

•	classification as senior or subordinated debt securities;

•	ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries’ debt;

•

if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

•	the designation, aggregate principal amount, currency or currencies and denominations of the debt securities;

•	the price (expressed as a percentage of the aggregate principal amount of the debt securities) at which the debt securities will be issued;

•	the date or dates of maturity;

•

the currency or currencies in which the relevant debt securities are being sold and in which the principal of, premium if any, or interest on these debt securities will be payable and, if the holders of any of these debt securities may elect the currency in which payments according to such debt securities are to be made, the manner of the election;

•	the annual rate or rates (which may be fixed, variable or zero) at which the relevant debt securities will bear interest;

•	the date from which the interest on the relevant debt securities will accrue, the dates on which this interest will be payable and the date on which payment of this interest will commence;

•

provisions relating to the deferral of interest payments or extension of interest payments on the subordinated debt securities, including the duration of any such deferral or extension period and the maximum period during which interest payments may be deferred or extended and any provisions relating to the obligations of the Company or limitations on claims of Holders with respect to deferred interest;

•

if the amount of payments of principal and premium, if any, or any interest may be determined with reference to an index based on a currency or currencies other than that in which the debt securities are stated to be payable, the manner in which these amounts shall be determined;

•

if the amount of payments of principal and premium, if any, or any interest may be determined with reference to an index based on the prices of securities or commodities, with reference to changes in the prices of particular securities or commodities or otherwise by application of a formula, the manner in which this amount shall be determined;

•

the dates on which and the price or prices at which the relevant debt securities will, pursuant to any mandatory sinking fund provision, or may, pursuant to any optional redemption or required repayment provisions, be redeemed or repaid and the other terms and provisions of any optional redemption or required repayment;

•	whether such debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary (see definition below) for such global security or securities;

•

whether the subordinated debt securities will be convertible or exchangeable into shares of common stock or preferred stock, or any of our other capital stock, or any capital stock of any other issuer, cash, or any other property, or any combination of the foregoing, the terms on which such subordinated debt securities are convertible and any requirements relating to the reservation of such shares of common stock or preferred stock for purposes of conversion;

•	any listing of debt securities on any securities exchange;

•

whether and the extent that debt securities shall be guaranteed by the guarantors, the ranking of any such guarantee, the terms of such subordination, if applicable, of any such guarantee and the form of any such guarantee;

•	the terms of any debt warrants offered together with the relevant debt securities; and

•	any other specific terms of or matters relating to the relevant debt securities.

The debt securities will be issuable only in fully registered form without coupons or in the form of one or more global securities, as described below under “global securities.” Unless the prospectus supplement specifies otherwise, debt securities denominated in U.S. dollars will be issued only in denominations of U.S. $1,000 and any integral multiple of this amount. The prospectus supplement relating to debt securities denominated in a foreign or composite currency will specify the authorized denominations. (Sections 302 and 305)

If the amount of payments of principal of, premium, if any, or any interest on debt securities of any series is determined with reference to any type of index or formula or changes in prices of particular securities or commodities, the federal income tax consequences, specific terms and other information with respect to these debt securities and this index or formula, securities or commodities will be described in the relevant prospectus supplement.

If the principal of, premium, if any, or any interest on debt securities of any series is payable in a foreign or composite currency, the restrictions, elections, federal income tax consequences, specific terms and other information with respect to such debt securities and such currency will be described in the relevant prospectus supplement.

Holders of debt securities (other than global securities) may present them for transfer (with the form of transfer endorsed thereon duly executed) or exchange for other debt securities of the same series at the office of any transfer agent or such other agency as may be designated by Limited Brands, Inc. without service charge and upon payment of any taxes and other governmental charges as described in the indenture. (Section 305)

Payment of principal of and premium, if any, on debt securities will be made in the designated currency against surrender of any debt securities at the Corporate Trust Office of the trustee in The City of New York. Unless otherwise indicated in the prospectus supplement, payment of any installment of interest on debt securities will be made to the person in whose name a relevant debt security is registered at the close of business on the regular record date for such interest. Unless otherwise indicated in the prospectus supplement, payments of such interest will be made at the Corporate Trust Office of the trustee in The City of New York or by a check in the designated currency mailed to the holder at such holder’s registered address. (Sections 307 and 501)

All moneys paid by us to a paying agent for the payment of principal of, or premium, if any, or interest on any debt security that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us, and the holder of such debt security will thereafter look only to us for payment thereof. (Section 503)

Debt securities may be issued as original issue discount securities to be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any original issue discount securities will be described in the relevant prospectus supplement. “Original issue discount security” means any debt security that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof upon the occurrence of an event of default and the continuation thereof. (Section 101)

Global Securities

The debt securities of a series may be issued in the form of one or more fully registered global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. In such case, one or more global securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding debt securities of the series represented by such global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be transferred except as a whole by a depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. (Section 303)

The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements, unless otherwise specified in the relevant prospectus supplement.

Upon the issuance of a global security, the depositary for such global security will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such global security to the accounts of persons that have accounts with such depositary (“participants”). The accounts to be credited will be designated by the underwriters or agents with respect to such debt securities or by us if such securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary for such global security or by participants or persons that hold beneficial interests through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have debt securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of such series in definitive form and will not be considered the owners or holders of any debt securities under the indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for that global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of a global security representing such debt securities. Limited Brands, Inc., the trustee or any paying agent for such debt securities will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or securities for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section 308)

We expect that the depositary for a series of debt securities, upon receipt of any payment of principal, premium or interest, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security or securities for such debt securities as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in such global security or securities held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

If a depositary for a series of debt securities is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within ninety days, we will issue debt securities of such series in definitive form in exchange for the global security or securities representing such series of securities. In addition, we may at any time and in our sole discretion determine not to have the debt securities of a series represented by one or more global securities and, in such event, will issue debt securities of such series in definitive form in exchange for the global security or securities representing such series of debt securities. (Section 305)

Further, if we make this decision with respect to the debt securities of a series, an owner of a beneficial interest in a global security representing debt securities of such series may, on terms acceptable to us and the depositary for such global security, receive debt securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a global security will be entitled to have debt securities of the series represented by such global security equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such debt securities in definitive form. Debt securities of such series so issued in definitive form will, except as set forth in the applicable prospectus supplement, be issued in denominations of $1,000 and integral multiples of such amount and will be issued in registered form only without coupons. (Section 305)

Limitations on Liens under the Senior Debt Indenture

We have agreed under the Senior Debt Indenture that we will not, and will not permit any subsidiary (as defined below) to, incur, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a pledge of, lien on or security interest in any shares of voting stock (as defined below) of any significant subsidiary (as defined below), whether such voting stock is now owned or is hereafter acquired, without providing that each series of senior debt securities issued under such indenture (together with, if we shall so determine, any other indebtedness or obligations of Limited Brands, Inc. or any subsidiary ranking equally with such senior debt securities and then existing or thereafter created) shall be secured equally and ratably with such indebtedness. The foregoing limitation shall not apply to indebtedness secured by a pledge of, lien on or security interest in any shares of voting stock of any corporation at the time it becomes a significant subsidiary. (Section 504)

The term “subsidiary” means any corporation of which securities entitled to elect at least a majority of the corporation’s directors shall at the time be owned, directly or indirectly, by us or one or more other subsidiaries, or by us and one or more other subsidiaries. (Section 101)

The term “significant subsidiary” means a subsidiary (treated for purposes of this definition on a consolidated basis together with its subsidiaries) which meets any of the following conditions:

•

our and our other subsidiaries’ investments in and advances to the subsidiary exceed ten percent of the total assets of ours and our subsidiaries consolidated as of the end of the most recently completed fiscal year;

•

our and our other subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the subsidiary exceeds ten percent of the total assets of ours and our subsidiaries consolidated as of the end of the most recently completed fiscal year; or

•

our and our other subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the subsidiary exceeds ten percent of such income of ours and our subsidiaries consolidated for the most recently completed fiscal year. (Section 504)

The term “voting stock” means capital stock the holders of which have general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of a corporation; provided that, for the purpose of such definition, capital stock which carries only the right to vote conditioned on the occurrence of an event shall not be considered voting stock whether or not such event shall have occurred. (Section 504)

Limitations on Mergers and Sales of Assets

We have agreed under each indenture not to consolidate with or merge into another corporation, or sell other than for cash or lease all or substantially all our assets to another corporation, or purchase all or substantially all the assets of another corporation, unless

•

either Limited Brands, Inc. is the continuing corporation or the successor corporation (if other than Limited Brands, Inc.) expressly assumes by supplemental indenture the obligations of the debt securities (in which case, except in the case of such a lease, we will be discharged from these obligations) and

•

immediately after the merger, consolidation, sale or lease, we or the successor corporation (if other than us) would not be in default in the performance of any covenant or condition of the respective indenture. (Sections 505 and 1401 of the Senior Debt Indenture and Section 801 of the Subordinated Debt Indenture).

Subsidiary Guarantees

Each prospectus supplement or term sheet will describe any guarantees of debt securities for the benefit of the series of debt securities to which it relates.

If so provided in a prospectus supplement or term sheet, the notes issued under the Senior Debt Indenture will be guaranteed (each such guarantee being referred to as a “Senior Subsidiary Guarantee”), on a joint and several senior unsecured basis by each of the guarantors on the date such notes are issued. If so provided in a prospectus supplement or term sheet, the notes issued under the Subordinated Debt Indenture will be guaranteed (each such guarantee being referred to as a “Subordinated Subsidiary Guarantee”, together with the Senior Subsidiary Guarantee, the “Subsidiary Guarantee”), on a joint and several subordinated unsecured basis by each of the guarantors on the date such notes are issued. As of November 5, 2010, the guarantors will consist of the following subsidiaries: Bath & Body Works Brand Management, Inc.; Bath & Body Works, LLC; beautyAvenues, Inc.; Intimate Brands, Inc.; Limited Brands Direct Fulfillment, Inc.; Limited Service Corporation; Limited Store Planning, Inc.; Mast Industries, Inc.; Victoria’s Secret Direct Brand Management, LLC; Victoria’s Secret Stores Brand Management, Inc. and Victoria’s Secret Stores, LLC. The obligations of a guarantor under its Subsidiary Guarantee will be limited to the extent necessary to prevent the obligations of such guarantor under its Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

Modification of the Indentures

Each indenture contains provisions permitting us and the trustee, without the consent of the holders of debt securities, to establish, among other things, the form and terms of any series of debt securities issuable under each indenture by one or more supplemental indentures and, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities at the time outstanding of each series which are affected thereby, to modify each indenture or any supplemental indenture or the rights of the holders of the debt securities of such series to be affected; provided that no such modification will:

•	extend the fixed maturity of any debt securities, reduce the rate or extend the time of payment of interest thereon (except for any deferral of interest permitted pursuant to Section 3.01), reduce the principal amount thereof or the premium, if any, thereon, reduce the amount of the principal of original issue discount securities payable on any date, change the coin or currency in which principal of or any premium or interest on any debt securities is payable or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof, without the consent of the holder of each debt security so affected, or

•

reduce the aforesaid percentage of debt securities of any series, the consent of the holders of which is required for any such modification or for the waiver of past default in the case of subordinated debt securities, without the consent of the holders of all debt securities of such series then outstanding, or

•	with respect to the subordinated debt securities, modify any provision of Section 606, 1302 or Section 506 of the Subordinated Debt Indenture or

•	modify without the written consent of the trustee the rights, duties or immunities of the trustee. (Sections 1301 and 1302)

Defaults

The Senior Debt Indenture provides that events of default with respect to any series of debt securities will be:

•	default for 30 days in payment of interest upon any debt security of such series;

•	default in payment of principal (other than a sinking fund installment) or premium, if any, on any debt security of such series;

•	default for 30 days in payment of any sinking fund installment when due by the terms of the debt securities of such series;

•

default, for 90 days after notice, in the performance of any other covenant in the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than such series);

•	certain events of bankruptcy or insolvency. (Section 601); and

The Subordinated Debt Indenture provides that the failure to pay deferred interest on any subordinated debt securities for a period of 30 days after the conclusion of any permitted deferral period constitutes an event of default. (Section 601)

Additional events of default may be applicable to a series of debt securities if so provided in the supplemental indenture or board resolution applicable to such series. The prospectus supplement will describe any such additional events of default. If an event of default with respect to debt securities of any series should occur and be continuing, either the trustee or the holders of 25% in aggregate principal amount of the debt securities of such series then outstanding may declare each debt security of that series due and payable. (Section 602) We will be required to file annually with the trustee a statement of an officer as to the fulfillment of our obligations under the indenture during the preceding year. (Section 506 of the Senior Debt Indenture and Section 505 of the Subordinated Debt Indenture)

No event of default with respect to a single series of debt securities issued under each indenture (and under or pursuant to any supplemental indenture or board resolution) necessarily constitutes an event of default with respect to any other series of debt securities. (Section 602)

Holders of a majority in aggregate principal amount of the debt securities of any series then outstanding will be entitled to control certain actions of the trustee under the indenture and to waive past defaults with respect to such series. (Sections 602 and 606) Subject to the provisions of each indenture relating to the duties of the trustee, the trustee will not be under any obligation to exercise any of the rights or powers vested in it by the respective indenture at the request, order or direction of any of the holders of debt securities, unless one or more of such holders of debt securities shall have offered to the trustee security or indemnity satisfactory to it. (Section 1001)

If an event of default occurs and is continuing with respect to a series of debt securities, any sums held or received by the trustee under each indenture may be applied to reimburse the respective trustee for its reasonable compensation and expenses incurred prior to any payments to holders of debt securities of such series. (Section 605)

The right of any holder of any series of debt securities to institute an action for any remedy (except such holder’s right to enforce payment of the principal of, and premium, if any, and interest on such holder’s debt security when due) will be subject to certain conditions precedent, including a written notice to the trustee by such holder of the occurrence of one or more events of default with respect to such series of debt securities, a request to the trustee by the holders of not less than 25% in aggregate principal amount of the debt securities of that series then outstanding to take action and an offer satisfactory to the trustee of security and indemnity against liabilities incurred by it in so doing. (Section 607 of the Senior Debt Indenture and Section 602 of the Subordinated Debt Indenture)

Satisfaction and Discharge of the Indenture

At our request, an indenture will be cancelled by the trustee and the guarantees will be discharged if all sums due to the trustee under such indenture have been paid in full and

•	all debt securities previously issued under such indenture have been cancelled or delivered to the trustee for cancellation,

•

the principal of and premium, if any, and the amounts due upon conversion or exchange of, if applicable, and interest on, all debt securities issued under such indenture then outstanding have been paid in full, or

•

funds have been deposited with the trustee at the maturity of the debt securities sufficient to pay in full the principal of, and premium, if any, and interest on all debt securities then outstanding. (Sections 1101 and 1102)

Defeasance

If so described in the prospectus supplement relating to debt securities of a specific series, we may discharge our indebtedness and our obligations, together with the obligations of the guarantors, or terminate certain of our obligations under the relevant indenture with respect to the debt securities of such series by depositing funds or obligations issued or guaranteed by the United States of America with the trustee. The prospectus supplement will more fully describe the provisions, if any, relating to such discharge or termination of obligations. (Sections 1103 and 1104)

Concerning the Trustee

The Bank of New York Trust Company, N.A., now known as the Bank of New York Mellon Trust Company, N.A., will be the trustee under each indenture. We have and may from time to time in the future have banking relationships with the trustee in the ordinary course of business.

Each indenture will contain certain limitations on a right of the trustee, as our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Subject to the terms of each indenture, the holders of a majority in principal amount of the securities issued and outstanding under each indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee.

In case an event of default occurs, and is continuing under either indenture and is actually known to a responsible officer of the trustee, the trustee will exercise such of the rights and powers vested in it by the respective indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will not be under any obligation to exercise any of its rights or powers under either indenture at the request of any of the holders of securities issued under such indenture (including the subordinated debt securities) unless they will have offered to the trustee security and indemnity satisfactory to it.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which, and the currency or currencies in which, the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the purchase contracts, warrants, debt securities, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell the securities, separately or together in units, in several ways, including:

•	through underwriters or dealers;

•	through agents; or

•	directly to a limited number of purchasers or to a single purchaser.

The prospectus supplement with respect to a particular offering of securities will set forth the terms of the offering of such securities, including the name or names of any underwriters or agents, the purchase price of such securities, the proceeds to Limited Brands, Inc. from such sale, any underwriting discounts and other items constituting underwriters’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Only underwriters named in a prospectus supplement will be deemed to be underwriters in connection with the securities described in such prospectus supplement. Firms not so named will have no direct or indirect participation in the underwriting of such securities, although such a firm may participate in the distribution of such securities under circumstances entitling it to a dealer’s commission. We anticipate that any underwriting agreement pertaining to any such securities will:

•

entitle the underwriters to indemnification by us against certain civil liabilities under the Securities Act of 1933 (the “Act”) or to contribution with respect to payments which the underwriters may be required to make in respect of such liabilities;

•	provide that the obligations of the underwriters will be subject to certain conditions precedent; and

•	provide that the underwriters generally will be obligated to purchase all such securities if any are purchased.

Securities also may be offered directly by us or through agents designated by us from time to time. Any such agent will be named, and the terms of any such agency (including any commissions payable by us to any such agent) will be set forth, in the prospectus supplement relating to such securities. Unless otherwise indicated in such prospectus supplement, any such agent will act on a best efforts basis for the period of its appointment. Agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Act) of the securities described in such prospectus supplement and, under agreements which may be entered into with us, may be entitled to indemnification by us against certain civil liabilities under the Act or to contribution with respect to payments which the agents may be required to make in respect of such liabilities.

We may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. We may also sell shares of common stock short using this prospectus and deliver common stock covered by this prospectus to close out such short positions, or loan or pledge common stock to financial institutions that in turn may sell the shares of common stock using this prospectus. We may pledge or grant a security interest in some or all of the common stock covered by this prospectus to support a derivative or hedging position or other obligations and, if we default in the performance of our obligations, the pledgees or secured parties may offer and sell the common stock from time to time pursuant to this prospectus.

Underwriters and agents may be customers of, engage in transactions with, or perform services for, Limited Brands, Inc. and its subsidiaries in the ordinary course of business.

If so indicated in a prospectus supplement, we will authorize underwriters, dealers or other agents of ours to solicit offers by certain specified entities to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. The obligations of any purchaser under any such contract will not be subject to any conditions except those described in such prospectus supplement. Such prospectus supplement will set forth the commissions payable for solicitations of such contracts.

Underwriters and agents may from time to time purchase and sell securities in the secondary market, but are not obligated to do so, and there can be no assurance that there will be a secondary market for the securities or liquidity in the secondary market if one develops. From time to time, underwriters and agents may make a market in the securities.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Act, as amended, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

LEGAL OPINIONS

Certain legal matters in connection with the securities to be offered by this prospectus will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York. Any underwriters, dealers or agents will be advised by their own legal counsel concerning issues relating to any offering.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 30, 2010 as set forth in their report (which contains an explanatory paragraph regarding the Company’s change in accounting principle as described in Note 2 to the consolidated financial statements) and the effectiveness of our internal control over financial reporting as of January 30, 2010, as set forth in their report. Such reports are incorporated by reference in this registration statement and related prospectus. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

With respect to the unaudited consolidated interim financial information of the Company for the thirteen and twenty-six week periods ended July 31, 2010 and August 1, 2009 and the thirteen week periods ended May 1, 2010 and May 2, 2009, incorporated by reference in this registration statement and related prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated September 7, 2010 and June 3, 2010 included in the Company’s Quarterly Reports on Form 10-Q for the thirteen and twenty-six week periods ended July 31, 2010 and the thirteen week period ended May 1, 2010, respectively, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

$500,000,000

L Brands, Inc.

5.625% Senior Notes Due 2023

PROSPECTUS    SUPPLEMENT

BofA Merrill Lynch

Citigroup

J.P. Morgan

HSBC

Wells Fargo Securities

KeyBanc Capital Markets

Mitsubishi UFJ Securities

Mizuho Securities

RBS

US Bancorp

The Williams Capital Group, L.P.

October 10, 2013